Registration No.  333-180914

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TOUCHPOINT METRICS, INC.
(Name of small business issuer in its charter)

California	7372
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

TOUCHPOINT METRICS, INC.	National Registered Agents, Inc.
201 Spear Street, Suite 1100	2875 Michelle Drive, Suite 100
San Francisco, CA 94105	Irvine, CA 92606
415-526-2655	800-562-6429
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington   99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling Shareholders	7,632,302	$0.25	$1,908,075.50	$218.67

Total	7,632,302	$0.25	$1,908,075.50	$218.67

[1]        Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

TOUCHPOINT METRICS, INC.
7,632,302 Shares of Common Stock

We are registering for sale by selling shareholders 7,632,302 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or  an SEC registered stock exchange. If our common stock becomes quoted on the Bulletin Board or an SEC registered stock  exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Our common stock is presently not traded on any market or securities exchange.  Upon completing our public offering, we intend to seek out an SEC registered broker-dealer to file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”), to act as a market maker for our common stock and post a quotation for our common stock on the OTCBB.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves risks. See “Risk Factors” starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated under the laws of the state of California as The Innes Group, Inc. on December 14, 2001.  On October 18, 2011, we changed our name to Touchpoint Metrics, Inc.  We are engaged in the business of developing and delivering technology-enabled products and services that improve customer experience management capabilities for corporations.

Customer experience management is the collection of processes a company uses to track, oversee and organize interactions between a customer and the organization throughout the customer lifecycle. The goal of customer experience management is to optimize interactions from the customer’s perspective and, as a result, foster customer loyalty.

             We currently offer professional and software-enabled services. Our professional services include consulting services, creative and production services and research services. Our software-enabled services use technology to more efficiently deliver professional services with a particular focus on solutions supporting customer experience improvement initiatives.

Our software product, Touchpoint Mapping® on-demand, is available for sale to customers today.  It is a data gathering and analytical software that gathers and analyzes feedback on customer interactions from the customers’ perspective, and delivers the results to clients over the Internet as a SaaS (software-as-a-service) based technology platform that helps companies automate and systematize customer experience feedback.  Touchpoint Mapping® on-demand has been customized and pre-populated for small and medium enterprises in the banking industry, and as a “semi-custom” offering for medium enterprises across multiple industries.  Sales and marketing activities have begun, and we anticipate revenue to be generated as a result of these activities in Q4 of 2012.

Development is ongoing, as Touchpoint Mapping On-Demand is refined and improved based on customer feedback, and as it is customized for specific industry sectors. The services delivered with Touchpoint Mapping On-Demand may include consulting, creative and production and research services, in addition to planned services such as assessment, product implementation, and additional offline analysis of data gathered and reporting.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	7,632,302 shares of common stock
Offering price per share	$0.25
Net proceeds to us	None
Number of shares outstanding before the offering	13,132,302
Number of shares outstanding after the offering if all of the shares are sold	13,132,302

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this Prospectus:

	As of	As of	As of
	6-30-2012	12-31-2011	12-31-2010
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Cash and Cash Equivalents	$258,810.50	$52,108.79	$167,871.50
Total Assets	$731,601.41	$420,401.52	$581,293.49
Total Liabilities	$308,165.55	$228,504.73	$27,180.25
Stockholders’ Equity	$423,435.86	$191,896.79	$554,113.24

	Three Months
	Ended	Year Ended	Year Ended
	6-30-2012	12-31-2011	12-31-2010
	(Unaudited)	(Audited)	(Audited)
Income Statement
Gross Profit	$186,598.66	$369,499.64	$712,890.05
Total Expenses	$490,071.49	$783,289.61	$701,313.90
Net Income (Loss)	$(369,797.83)	$(413,272.60)	$15,282.73

Revenues are generated from consulting services, creative and production services, research, and the sale of products.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.  All material risk factors have been addressed. Risks associated with Touchpoint Metrics, Inc.:

Risks Related to Our Business and Industry

1.   We have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment.

We were incorporated in December 2001.  Our net loss since December 2001 has been $(754,254.20).  In 2011 and 2010, we derived a substantial portion of our revenues from consulting services agreements with our customers and expect to derive a substantial portion of our revenues from these sources as we diversify and expand our product and service offerings.  If we are unable to extend our existing agreements, or enter into new agreements upon the expiration or termination of our existing agreements, our revenues could be adversely affected.  Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues sufficient to generate profits. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause you to lose your investment.

2.   If we do not attract customers, we will not make a profit which ultimately will result in a cessation of operations.

Our ability to maintain operations is predicated upon being retained to provide technology-enabled products and services that improve customer experience management capabilities for corporations.  Currently, we have approximately nine (9) customers.  If we are unable to attract and maintain an adequate customer base to generate revenues, we will have to suspend or cease operations.

3.   We do not own any patents covering our product, thus if third parties use our product information to compete against us, we will have no recourse against them.

We do not own any patents.  Because we have no patents covering our product, third parties could use the information and compete with us and we will have no recourse against them, which could harm our business and operating results.

4.   Because our officers and directors do not have prior experience in financial accounting and the preparation of reports under the Securities Exchange Act of 1934, as amended, we may have to hire individuals which could result in an expense we are unable to pay.

Because our officers and directors do not have prior experience in financial accounting and the preparation of reports under the Securities Exchange Act of 1934, as amended, we may have to hire additional experienced personnel to assist us with the preparation, thereof. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely and you could lose your investment.  Further, the salaries of these individuals could result in an expense we are unable to pay.

5.   We are completely dependent on our president, Michael Hinshaw, to guide our operations. If we lose his services we may have to cease operations.

Our continuing operations will depend entirely on the ability and resources of Mr. Hinshaw, our president. If we lose the services of Mr. Hinshaw, we may have to cease operations. Presently, Mr. Hinshaw is committed to providing his full business time and related resources to us.

6.   Because we have only two officers and two directors who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only two officers and two directors. They are responsible for our managerial and organizational structure, which include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. As such, they are responsible for the administration of the controls. Should they not properly administer the controls, we may be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

7.   Our sales are concentrated among a small number of clients, the loss or reduction of business from one, or a combination of our significant clients could adversely affect our revenues, financial condition and results of operations.

Our current revenues are derived from a limited number of key consulting services customers. We have signed fixed price  or time and materials contractual arrangements with each of these key customers which specify milestones and deliverables for each engagement. For the year ended December 31, 2011, our top six customers accounted for 91% of our total revenues, with our largest client alone accounting for 36% of our total revenues. For the year ended December 31, 2010, our top six customers accounted for 98% of our total revenues, with our largest client accounting for 44% of our total revenues. We expect a limited number of customers to continue to account for a significant portion of our consulting services revenues while we develop, and bring to market, our on-demand software. This customer concentration increases the risk of quarterly fluctuations in our revenues and operating results. The loss or reduction of business from one or a combination of our significant customers could materially adversely affect our revenues, financial condition and results of operations.

8.   Our product is not fully developed and there is uncertainty regarding its anticipated launch date. We may incur additional development expenses to bring our product to market.

We have invested a significant portion of our efforts and financial resources in the development of our on-demand, Internet cloud-based product.  Our ability to generate product revenues depends on our ability to fully develop and launch our product, which is anticipated to occur in the Q3/Q4 2012.  Should we not meet this anticipated launch date, we may incur additional development expenses which could materially adversely affect our revenues, financial condition, and results of operations.

9.   We are entering a new market with our on-demand, Internet cloud-based product.  If we are unable to successfully develop and sell our product, our financial performance will suffer.

We do not have a market history in our on-demand, Internet cloud-based product and future prospects are difficult to evaluate.  You must consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company in the new and rapidly evolving market of on-demand Customer Experience Management application services.  These risks and difficulties include the following:

•	our new and unproved business and technology models;
•	a limited number of product offerings; and
•	the difficulties we face managing rapid growth in operations.

We may not be able to successfully address any of these risks, failure to do so could harm our business and cause our operations to suffer.

10.   Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

11.   Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

Risks Related to this Offering

12.   There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. Federal Securities Laws.  These restrictions may adversely affect your ability to resell your stock.

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

13.   Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by us of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

14.   The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

*	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
*	changes in estimates of our financial results or recommendations by securities analysts;

*	failure of any of our products to achieve or maintain market acceptance;
*	changes in market valuations of similar companies;
*	significant products, contracts, acquisitions or strategic alliances of our competitors;
*	success of competing products or services;
*	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
*	regulatory developments;
*	litigation involving our company, our general industry or both;
*	additions or departures of key personnel;
*	investors’ general perception of us; and
*	changes in general economic, industry and market conditions.

             15.  We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a)(19)(B) of the Securities Act of 1933, as amended. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

A Company that elects to be treated as an emerging growth company shall continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which it had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which it has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which is deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon it attaining a public float of at least $700 million .

16.   We have elected under the JOBS Act to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

Under the JOBS Act, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to financial statements of companies that comply with public company effective dates.

17.  We will not be required to comply with certain provisions of the the Sarbanes-Oxley Act for as long as we remain an “emerging growth company”.

  We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.  Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

             18.   While we currently qualify as an “emerging growth company” under the JOBS Act, we will lose that status at the latest by by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, which will increase the costs and demands placed upon management .

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million.

             19.   While we currently qualify as an “Emerging Growth Company” under the JOBS Act and we will lose that status by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, if we qualify as a “smaller reporting company” which we are at the present time, our non-financial and financial information will be less than is required by other non-smaller reporting companies.

Currently we qualify as an “Emerging Growth Company”.  At the latest, by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, we will lose that qualification and be required to report as other public companies are required to report.  While we will no longer qualify as an “Emerging Growth Company”, we may qualify as a “smaller reporting company”.  The “smaller reporting company” category includes companies that (1) have a common equity public float of less than $75 million or (2) are unable to calculate their public float and have annual revenue of $50 million or less, upon entering the system.  A smaller reporting company prepares and files SEC reports and registration statements using the same forms as other SEC reporting companies, though the information required to be disclosed may differ and be less comprehensive.  Regulation S-X contains the SEC requirements for financial statements, while Regulation S-K contains the non-financial disclosure requirements.  To locate the scaled disclosure requirements, smaller reporting companies will refer to the special paragraphs labeled “smaller reporting companies” in Regulation S-K.  As an example only, smaller reporting companies are not required to make risk factor disclosure in Item 1A of Form 10-K.  Other disclosure required by non-smaller reporting companies can be omitted in Form 10-K and Form 10-Q by smaller reporting companies.

20.   Because our common stock is not registered under the Securities Exchange Act of 1934, as amended, we will not be subject to the federal proxy rules and our directors, executive officers and 10% beneficial holders will not be subject to Section 16 of the Securities Exchange Act of 1934, as amended.  In addition our reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended, may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year.

Our common stock is not registered under the Exchange Act, and we do not intend to register our common stock under the Exchange Act for the foreseeable future (provided that, we will register our common stock under the Exchange Act if we have, after the last day of our fiscal year, $10,000,000 in total assets and either more than 2,000 shareholders of record or 500 shareholders of record who are not accredited investors (as such term is defined by the Securities and Exchange Commission),  in accordance with Section 12(g) of the Exchange Act; as of March 28, 2012, we have less than 40 shareholders of record).   As long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.  In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act.  Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4, and 5 respectively.  Such information about our directors, executive officers, and beneficial holders will only be available through periodic reports and any registration statements on Form S-1 we file.  Furthermore, so long as our common stock is not registered under the

Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record.  This suspension is automatic and does not require any filing with the SEC.  In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares at $0.25 per share until a market for the shares develops on the Bulletin Board operated by the Financial Industry Regulatory Authority.  There is no assurance that such a market will ever develop.   Further, the shares of common stock could be sold by selling shareholders at privately negotiated prices.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  We will not receive proceeds from the sale of shares from the selling stockholders.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are 73 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or an SEC registered stock exchange. If our common stock becomes quoted on the Bulletin Board or an SEC registered stock exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other prices as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell, as agent for the selling shareholders , a specified number of shares at a stipulated price per share. To the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, such broker or dealer may purchase the shares as principal .  Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $40,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

The application of the penny stock rules may affect your ability to resell your shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

             We are a customer experience management solutions company, focused on helping large, medium and small enterprises plan, measure and improve the experiences they deliver to their customers. We currently offer professional and software-enabled services, and are engaged in the business of developing and subsequently selling on-demand software products designed to optimize customer experiences for businesses of all sizes. These professional and software-enabled services and our on-demand software together fall into the broader category of Customer Experience Management (CEM).

Since our founding, we have focused on helping enterprises improve customer experience, primarily as a professional services company offering professional consulting, creative and production, and research services.

In mid-2010, we made the decision to shift the strategic focus of our business from a primary focus on professional services with software holding a secondary, supporting role to a primary focus on on-demand software solutions and software-enabled services designed to optimize customer experiences for businesses of all sizes. With this refocusing, professional services are migrating to a secondary role supporting our software development.

Consequently, the majority of the firm’s resources in the year 2011 were spent codifying and systematizing the analytical and monitoring functionality of Touchpoint Mapping®, a trademarked name which describes our approach to measuring and improving customer experience “at the touchpoint level.”

Touchpoint Mapping is a registered trademark, and was accepted for registration by the United States Trademark and Patent office in June, 2005.

As a result of this shift, there was a significant increase in expenses and reduction in revenue in 2011 and into the first two quarters of 2012 as employee and other corporate resources were reallocated to expand the range of CEM solutions enabled by the company’s Touchpoint Mapping approach to include development of Touchpoint Mapping as a suite of on-demand software products. This increase in, and reallocation of, resources resulted in a significant increase in development, planning, licensing and other related expenses, and a significant decrease in professional and consulting services revenue.

In October, 2011 the name of the company was changed from The Innes Group, Inc. to Touchpoint Metrics, Inc. to reflect the firm’s strategic shift, and to set the stage for the development and subsequent marketing and sales of our software product, Touchpoint Mapping On-Demand, which is currently under development and anticipated to go to market in Q3/Q4 2012.

The majority of product development expenses in 2011 were related to software, systems and service design. The majority of product development expenses during the first two quarters of 2012 have been related to market and product validation, software and systems development, product refinement, user interface and user experience design and validation and licensing fees.  Beyond product development, resources during the first two quarters of 2012 were also allocated to strengthening infrastructure, sales and marketing, with significant additional resources being allocated to sales and marketing for the remainder of 2012 over 2011, in support of go to market and product launch-related activities.

Sources of Revenue

Our revenue is comprised primarily of fees from professional consulting services, creative and production services and research services. To varying degrees, each of these sources of revenue is software-enabled. While our plan of operations is based on migrating the majority of our service revenue from these categories to recurring SaaS subscription fees, we anticipate that fees for professional, consulting and research services will remain a significant revenue source in the near future.

The majority of our revenue in each of our last two years was derived from consulting services, creative and production services, research and products & other, not elsewhere classified.  Consulting services include planning, education, training and best practices consulting. Creative and production services are primarily related to the articulation and implementation of customer-centric strategies. Research services include the development and execution of customized research and analytical solutions, based on a client’s specific business application. Product and other revenue consists of reimbursable expense revenues that are incidental to the consultation and research efforts.

Once Touchpoint Mapping has successfully launched as an on-demand software solution, we expect that consulting, creative and production, and research services  will be sold in two ways: either with initial software subscription, or on a fee-for-service basis, depending on the needs of our clients’ organizations.

Depending on the size and complexity of the client project, our typical consulting, creative and production, and research services contracts are either fixed price/fixed scope or, less frequently, billed on a time and materials basis. For these services, we typically invoice clients for a set amount (generally one-third or fifty percent of total fees) at engagement inception, with the balance of the payments distributed over the duration of the contract as project milestones are met. Again depending on the size and complexity of the client project, the average time it takes for us to complete an assignment of these kinds ranges from 45 to 120 days. Payment of each invoice is generally due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and deferred revenue or revenue, depending on whether revenue recognition criteria have been met.

In the future, we anticipate that subscription agreements and professional services associated with delivering our software solutions will become a source of significant revenue. Subscriptions and associated professional services pricing will be based upon our gross margin objectives, growth strategies and the specific needs of our clients’ organizations, measured primarily by the following metrics: industry type, size of company, number of locations and number of seats. Additional fees will be assessed based on the number and type of customer, non-customer and employee records uploaded to our software portal, and subsequently surveyed by our customers.

We anticipate that subscription agreements for our software solutions will be offered as monthly term agreements which contain a minimum commitment period of at least 12 months, and which include related setup, upgrades, hosting and support.  Professional services will include consulting fees related to implementation, customization, configuration, training and any other value added services.

Based on data gathered during setup of our beta client engagements, we believe the average time it will take our clients from placing an order to live deployment of our products is between 30 and 45 days. We plan to invoice clients upon inception of their subscription agreements for setup and total subscription fees contracted over the term of the agreements, with payment due within 30 days.  Professional services related to the subscription agreements will be invoiced at the inception of the professional services agreement at one-third or fifty percent of total fees, with the balance of payments due over the duration of the contract as project milestones are met. Amounts invoiced will be recorded in accounts receivable and deferred revenue or revenue, depending on whether revenue recognition criteria have been met.

Cost of Revenue and Operating Expenses

Our costs of revenue and operating expenses are detailed at the sub-category level in our Income Statements. And while the financial results for these categories are further explained in the Results of Operations section below, a general description of these categories follows:

1)         Cost of Goods Sold.   Cost of goods sold consists primarily of expenses directly related to providing professional and consulting services. Those expenses include contract labor, third-party services and subscriptions, materials and travel expenses related to providing professional services to our clients  Cost of goods sold does not include certain operating costs due the difficulty and expense associated with implementing a cost allocation system.

As Touchpoint Mapping® on-demand is launched, costs of goods will include all product-related hosting and monitoring costs, licenses for products embedded in the application, related sales commissions, service support, account management and credit card fees.

As our client base grows, we intend to continue to invest additional resources in our hosting, technical support and professional services, as well as our utilization of third-party licensed software.  We expect our professional services costs to increase in absolute dollars as we increase our overall revenue, but expect that professional services as a percentage of total revenue will decrease as we continue to shift our business towards sales of on-demand software solutions and software-enabled services. Because cost as a percentage of revenue is higher for professional services revenue than for software, hosting and support revenue, a decrease in professional services as a percentage of total revenue will likely increase gross profit as a percentage of total revenue.

2)         General and Administrative Expenses. General and administrative expenses consist primarily of salary and related expenses for management, finance and accounting, legal, information systems and human resources personnel. Expenses also include contract services, administrative costs, automobile expenses, computer and software expenses, insurance, marketing and promotion, professional fees, rent and a portion of travel expenses and other overhead.

Sales and marketing expenses are currently reflected in contract labor, salaries and wages, marketing and promotion and other related overhead expense categories.  While we have not yet recognized commissionable sales, we plan to expense sales commissions through cost of goods sold.  Since we will be recognizing revenue over the terms of the subscriptions or professional services engagements, we expect to experience a delay between increases in selling and marketing expenses and the recognition of revenue.  We expect significant increases in sales and marketing expenses in both absolute dollars and as a percentage of expenses as we hire additional sales and marketing personnel and increase the level of marketing activities.

Research and development expenses consist primarily of salary and related expenses for product development personnel and costs related to the development of our new products.  These include product design and validation, software licensing and programming fees payable to third parties, quality assurance and testing.  Prior to the second quarter of 2012, we did not capitalize any of our software development costs incurred in developing our on-demand software products.  Research and development expenses related to our on-demand software products, and which have not been capitalized, are reflected in contract labor, salaries and wages and other related overhead expense categories.  During the second quarter of 2012 it was determined probable that the software would both perform and be used as intended.  Therefore, management elected to begin capitalizing certain product development costs for the six months ended June 2012, as appropriate.

We intend to continue to expand and enhance our product offerings. To accomplish this, we have hired additional personnel and continue to contract with third parties. We expect research and development expenses to increase in absolute dollars as we expand our technology and product offerings.

We expect that total general and administrative expenses will increase as we continue to add personnel in connection with the growth of our business. In addition to increases in sales and marketing and research and development expenses, we anticipate we will also incur additional employee salaries and related expenses, professional service fees and insurance costs related to the growth of our business and operations and the transitioning of our business to meet the requirements of a public company.

Results of Operations

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

	Six Months Ended
	June 30
	2012	2011	% Change
Revenue	$288,124.39	$263,332.94	9%
Cost of Goods Sold	$101,525.73	$112,231.92	-10%
Gross Profit	$186,598.66	$151,101.02	23%
Operating Expenses
Computers and Software	$55,459.35	$10,301.66	438%
Contract Services	$99,801.76	$29,093.75	243%
Marketing and Promotion	$14,709.27	$15,841.83	-7%
Professional Fees	$60,459.30	$18,051.07	235%
Rent	$14,292.00	$14,673.96	-3%
Salaries and Wages	$195,441.10	$202,932.79	-4%
Travel Expenses	$5,264.26	$20,925.94	-75%
Other Operating Expenses	$44,644.45	$48,754.31	-8%
Total Operating Expenses	$490,071.49	$360,575.31	36%
Net Operating Income (Loss)	($303,472.83)	($209,474.29)	45%
Other Income (Expense)	($66,325.00)	$4.75	-1396416%
Net Income (Loss)	($369,797.83)	($209,469.54)	77%

Revenue

Our revenues for the six months ended June 30, 2012 were $288,124.39 as compared to revenues of $263,332.94 for the six months ended June 30, 2011.  Revenues increased by $24,791.45, or 9%.  Consulting services were $250,674.44 as compared to $236,634.25 in the comparative six month period in 2011, an increase of $14,040.19, or 6%.  These changes are due primarily to a shift away from implementation-oriented projects towards strategy services and product development.

At present, revenue is generated by sales concentrated among a few large clients. As a result, revenue is heavily dependent upon a relatively small customer base which makes future revenue very difficult to predict. If we are unable to increase revenue while decreasing our dependence on a few large clients by attracting and maintaining an adequate customer base to generate revenue, we may have to suspend or cease operations.

Cost of Goods Sold and Operating Expenses

Cost of Goods Sold. Cost of Goods Sold during the six months ended June 30, 2012 and 2011 was $ 101,525.73 and $ 112,231.92, respectively, representing a decrease of $10,706.19, or 10%.  The cost of sales as a percentage of revenues decreased by 7% from 2011.  The percentage of revenues is lower as we have focused our efforts on more profitable customers.

Operating Expenses. Operating expenses as a percentage of revenue was 170% and 137% for the six months ended June 30, 2012 and 2011, respectively.  The increase in operating expenses was primarily related to investments in computers and software, contract services and professional fees.

During the six months ended June 30, 2012, computers and software expenses increased by $45,157.69 to $55,459.35 over the comparative six month period in 2011 as a result of investments in third party software and technology required in the development of our software product.

Contract services expenses increased by $70,708.01, or 243%, during the six months ended June 30, 2012 to $99,801.76 from $29,093.75 during the six months ended June 30, 2012.  The increase primarily relates to significant expansion in research and development and business development activities, in accordance with our strategic plan.

Professional fees increased by $42,408.23, or 235%, during the six months ended June 30, 2012 to $60,459.3 from $18,051.07 during the six months ended June 30, 2011.  This is primarily a result of the legal, accounting and advisory services related to this registration.

Travel expenses decreased by $15,661.68, or 75%, during the six months ended June 30, 2012 to $5,264.26 from $20,925.94 during the six months ended June 30, 2011.  This decrease primarily relates to our strategic move away from implementation-based consulting services, which often require travel to client sites.

Other Income (Expense)

Other expenses increased by $66,329.75 during the six months ended June 30, 2012 from income of $4.75 during the six months ended June 30, 2011.  This increase in expenses was primarily due to an impairment of PetroPortfolio, our online media property of $72,000.00.

Year ended December 31, 2011 Compared to the Year ended December 31, 2010

	Year Ended December 31,
	2011	2010	% Change
Revenue	$611,373.83	$1,082,389.40	-44%
Cost of Goods Sold	241,874.19	369,499.35	-35%
Gross Profit	369,499.64	712,890.05	-48%
Operating Expenses
Computers and Software	21,987.38	16,708.61	32%
Contract Services	89,040.74	147,568.50	-40%
Marketing and Promotion	32,324.39	56,529.90	-43%
Professional Fees	45,474.77	23,471.94	94%
Rent	27,218.96	76,653.84	-64%
Salaries and Wages	439,601.16	228,287.21	93%
Travel Expenses	25,892.05	34,563.87	-25%
Other Operating Expenses	101,750.16	117,530.03	-13%
Total Operating Expenses	783,289.61	701,313.90	12%
Net Operating Income (Loss)	(413,789.97)	11,576.15	-3675%
Other Income	517.37	3,706.58	-86%
Net Income (Loss)	$(413,272.60)	$15,282.73

Revenue

For the years ended December 31, 2011 and 2010, total revenues were $611,373.83 and $1,082,389.40, respectively resulting in a $471,015.57 decrease in total revenues.  While a significant decrease in revenues from 2010, these results were expected and are a direct result of our reprioritization of resources, moving the majority of our resources towards product development efforts. These efforts have been focused on “productizing” our service offerings in a manner that will allow us to sell on-demand, technology-enabled products and services as described in the strategy section of this prospectus.  Consulting services saw an increase of $165,343.58 due primarily to a shift away from implementation-oriented projects towards strategy, while creative & production services and research revenues decreased by $417,473.64 and $215,763.50, respectively, both due to the shift away from implementation-oriented projects as well as our macro shift towards product development.

Cost of Goods Sold and Operating Expenses

Cost of Goods Sold. Cost of goods sold decreased by $127,625.16 to $241,874.19 for the year ended December 31, 2011.  The expected decrease in revenues has had a direct impact on our cost of goods for the period as measured in absolute cost.  At the same time, cost of goods sold as a percentage of revenue was 40% and 34% for the years ended December 31, 2011 and 2010, respectively.  This increase in cost of goods as a percentage of sales is consistent with an increased reliance on external resources, required as a result of employee and other corporate resources focused primarily on product development activities.

Operating Expenses.  Operating expenses as a percentage of revenue was 128% and 64.8% for the years ended December 31, 2011 and 2010, respectively.  The increase in operating expenses as a percentage of revenue was primarily related to the investments in salaries and wages necessary to support product development.  Looking forward, we expect operating expenses to decrease as a percentage of revenue as we launch Touchpoint Mapping on-demand products, and shift towards a greater focus on software as a revenue source.

In 2011, our operating expenses increased by $81,975.71 to $783,289.61.  As described below, the increase in operating expenses for the year ended December 31, 2011 compared to the year ended December 31, 2010 was primarily due to increases in professional fees and salaries and wages.  Decreases in contract services, marketing and promotion and rent served to partially offset the increases in operating expenses for the year ended December 31, 2011.

Professional fees increased by $22,002.83 to $45,474.77 in the year ended December 31, 2011 as a result of legal, accounting and advisory services related to this registration, the company’s salaries and wages increased by $211,313.95 to $439,601.16 in 2011 principally due to an increase in product development personnel.

In 2011, as we continued to redirect our focus to the development and commercialization of on-demand software solutions and software-enabled services, we saw resulting decreases in contract services, marketing and promotion and rent expense.  For the year ended December 31, 2011, contract services decreased by $58,527.76 from 2010 to $89,040.74 due to a decreased reliance on contract labor, with a related increase in salaries and wages as we developed the software, systems and service design of our on-demand software.  Marketing and promotion costs decreased by $24,205.51 to $32,324.39 in 2011 due to our focus on product development rather than marketing and sales of existing services, and rent decreased to $27,218.96 in 2011 from $76,653.84 in 2010 when the company consolidated operations into less expensive office locations.

Liquidity and Capital Resources

We measure our liquidity in a variety of ways, including the following:

	June 30, 2012	December 31, 2011	December 31, 2010
Cash and Cash Equivalents	$258,810.50	$52,108.79	$167,871.50
Working Capital	$225,332.96	$36,322.14	$242,923.50

Due to our historical operating losses, we have not had positive cash flow from operations to date.  Therefore, our operations have not been the source of liquidity, which has included debt and the proceeds from the sale of our equity securities in several private placements.

In 2011, we financed our operations, working capital needs and product development through operating activities, debt financing, and private sales of common stock.  Specifically, we received an aggregate of $40,000 in net proceeds from the issuance of stock in 2011 as well as $150,000 from non-convertible, long-term debt instruments.  A $100,000 CDN note was executed with Brad Holland, an 8.09% shareholder on September 16, 2011. The note is structured to incur a balloon payment of the principal and 4% APR non-compounding accrued interest. The maturity date of the note is September 16, 2014. The principal and accrued interest payable at maturity will be $112,000. A $50,000 USD note was executed with McLellan Investment Corporation, an unrelated party, on September 7, 2011. The note is structured to incur a balloon payment of the principal and 4% APR non-compounding accrued interest. The maturity date of the note is September 7, 2014. The principal and accrued interest payable at maturity will be $56,000.

Through the six months ended June 30, 2012 we have been able to finance our operations, including capital expenditures for infrastructure, product development and marketing through operating activities, cash on hand, and additional private sales of common stock.  In 2012, we have received an aggregate of $595,000 in net proceeds from the issuance of common stock.

Although we can provide no assurances, we believe that with our available cash and cash equivalents and working capital balances, as well as a significant reliance on unrealized future revenue which we anticipate will be generated from ongoing operations as a result of ongoing marketing and sales efforts, we will have the ability to generate sufficient cash to satisfy capital requirements and other planned expenditures for the next twelve months. If working capital and cash flows from operations are not sufficient to fund planned expenditures, management may elect to reduce the investment in these planned expenditures, and/or raise additional capital through debt financing and/or through sales of common stock.

Anticipated Uses of Cash

We are prioritizing our resources in 2012 to strengthen our infrastructure, market and sell our products and services, expand product development activities and maintain capital reserves. We expect this prioritization of resources to allow us to complete market-ready production development of our initial industry vertical product offerings, engage in and finalize both beta testing and formal soft-launch of our products into designated verticals and begin generating cash flow from our SaaS-based Touchpoint Mapping® on-demand products.

To support these objectives, our areas of investment will include:

Strengthen infrastructure. Infrastructure related expenses include current staff and the addition of staff in the areas of project management, administration and research management; the computer systems and project management software and systems (both desktop and server based, as well as cloud-based applications) which will help support our growth; the legal framework required to protect our trademarks and intellectual property, and support our licensing and customer on-boarding efforts; the partnership development efforts which support our distribution and technology strategies; and general overhead expenses such as office space and related costs.  Approximately $137,200 of expenditures in these items is planned for the year ending December 31, 2012, of which approximately $115,000 has been expended as of the end of the second quarter of 2012. As a result, approximately $22,000 of the originally allocated budget remains for expenditure through year-end 2012.

Market and sell products and services. Specific areas of investment in this area include the addition of senior sales and marketing support staff; inbound marketing activities (including content development and  internet advertising models such as pay per click (PPC) and search engine optimization (SEO)); website development; sales related technologies (such as sales force automation (SFA) and lead nurturing software, web analytics and search marketing) and outbound marketing activities such as email and direct marketing, sponsorships and webinars.   Approximately $240,100 in expenditures has been planned for these expenses for the year ending December 31, 2012, of which approximately $107,000 has been expended as of the end of the second quarter of 2012. As a result, approximately $133,500 of the originally allocated budget remains for expenditure through year-end 2012.

Expand product development activities. Product development activities are primarily focused on technology and systems development, and include programming and development; licensing fees; cloud-based servers and related systems in the areas of security, rights and permission management, and data management (customer data security and management is a critical component of our business); business analyst subscriptions and review services; technology documentation, as well as documentation of processes and procedures; and customer discovery/beta testing and research efforts. Approximately $171,500 of expenditures in these items is planned for the year ending December 31, 2012, of which approximately $144,836 has been expended as of the end of the second quarter of 2012.  As a result, approximately $27,500 of the originally allocated budget remains for expenditure through year-end 2012.

Capital reserves. Approximately $137,200 has been planned for working capital reserves through the year ending December 31, 2012.  As of the end of the second quarter of 2012, capital reserves had a balance of approximately $185,000.

Through the six months ended June 30, 2012, we funded these expenditures with a combination of operating activities, cash on hand and additional private sales of common stock.

We do not intend to pay dividends in the foreseeable future.

Cash Flow

Six Months Ended June 30, 2012 and 2011

Operating Activities.

We reported negative cash flows from operations during the six months ended June 30, 2012.  Our net cash used in operating activities of $352,106.94 consisted of a net loss of $369,797.83, adjusted by increases in accounts receivable and work-in-process of $47,754.24 and $11,215.69, respectively, and increases in accounts payable, credit card expenses, and unearned revenue of $49,946.49, 7,517.33, and $19,200.00 respectively.  In general, the accounts receivable increase was due primarily to entering into a substantial consulting services agreement with a client. Our standard payment terms are primarily Net 30. The consulting services agreement with the client contained payment terms of Net 60. Days Sales Outstanding (DSO) during the six months ended June 30, 2012 was approximately 69 days, up from approximately 42 days during the six months ended June 30, 2011 and 37 days for the year ended December 31, 2011.  Increases in work-in-process were directly related to direct labor and materials for consulting projects reported on the balance sheet until the associated revenue was recognized.

The increases in accounts payable and credit card expenses were directly due to increased costs associated with development of our products.  The increase in unearned revenue was the result of a deposit received at the end of the second quarter 2012 related to a consulting agreement entered into during the period.

During the six months ended June 30, 2011, we reported negative cash flows from operations of $128,143.93.  This consisted of our net loss of $209,469.53 adjusted by the decrease in accounts receivable which was primarily due to a decrease in total revenues in 2011 over 2010.  This decrease in revenues and corresponding decrease in accounts receivable were a direct result of the strategic shift of our business from a primary focus on professional services to a primary focus on on-demand software solutions.  The net loss was also adjusted by increases in accounts payable and credit card expenses of $6,432.21 and $24,625.14, respectively.  The increases in accounts payable and credit card expenses were due to increased costs associated with development of our products.

Investing Activities.

Net cash used in investing activities for the six months ended June 30, 2012 and 2011 amounted to $45,528.25 and $5,456.05, respectively.  Net cash used in investing activities for the six months ended June 30, 2012 related primarily to an impairment of our online media property PetroPortfolio of $72,000.00 and capitalization of  $120,076.03 of software costs for the development and delivery of the SaaS services.

Financing Activities.

Net cash provided by financing activities for six months ended June 30, 2012 and 2011 amounted to $604,336.90 and $0, respectively.  For six months ended June 30, 2012, net cash provided by financing activities resulted from net proceeds from the issuance of common stock of $595,000.00.

Years Ended December 31, 2011 and 2010

Operating Activities.

Cash used in operating activities consists primarily of our net income (loss) adjusted for certain items such as accounts receivable, accounts payable, notes payable and credit card expenses.

We reported negative cash flows from operations for the year ended December 31, 2011. Our net cash used in operating activities of $322,433.95 consisted of a net loss of $413,272.60, offset by decreases in accounts receivable of $41,014.17, and increases in accounts payable and credit card expenses of $34,247.91 and $22,893.37, respectively.  While our Days Sales Outstanding (DSO) remained relatively stable, trending up by three days from 34 in 2010 to 37 in 2011, the decrease in accounts receivable was primarily due to a decrease in total revenues in 2011 over 2010.  This decrease in revenues and corresponding decrease in accounts receivable were a direct result of the strategic shift of our business from a primary focus on professional services to a primary focus on on-demand software solutions.  As described in the strategy section of this prospectus, the resulting reprioritization of resources towards product development resulted in a significant increase in expenses in 2011.  The increases in accounts payable and credit card expenses were directly due to increased costs associated with development of our products.

For the year ended December 31, 2010, our net cash used in operating activities of $21,409.91 consisted of net income of $15,282.73, offset by decreases in accounts payable of $36,855.33 and notes payable of $14,500.00.  These decreases resulted from a strategic reduction in short-term liabilities including debt and capital leases.

For the year ending December 31, 2011 and for the 6 months ending June 30, 2012, we have not had positive cash flow from operations.  Therefore, our operations have not been the source of liquidity, which has included debt financing and capital raised through sales of our common stock.

Since operations have not produced sufficient cash flow to finance operations and fund planned expenses to date, we have utilized working capital, and foresee the continued use of working capital to fund these expenditures in the future. If working capital and cash flows from operations are not sufficient to fund planned expenditures, management may elect to reduce the investment in these planned expenditures, and/or raise additional capital through debt financing and/or through sales of common stock.

Investing Activities.

Cash provided by investing activities principally consisted of non-cash items such as $11,179.00 and $12,790.00 in depreciation expense on property and equipment for the years ended December 31, 2011 and 2010, respectively. These expenses are consistent with our depreciation policies and historical results.

Financing Activities.

For the year ended December 31, 2011, net cash provided by financing activities of $202,556.15 substantially consisted of entering two notes payable totaling $151,500.00.  In addition, we received cash proceeds from the issuance of common stock of $40,000.00.

For the year ended December 31, 2010, our net cash used in financing activities of $8,713.00 was entirely attributed to capital equipment leases.

BUSINESS

General

We were incorporated in the State of California on December 14, 2001. We are a customer experience management solutions company, focused on helping large, medium and small enterprises plan, measure and improve the experiences that they deliver to their customers. We currently offer professional and software-enabled services, and are developing on-demand software solutions designed to measure, optimize and improve customer experiences for businesses of all sizes.

We maintain our primary business address at 201 Spear Street, Suite 1100, San Francisco, CA 94105. Our telephone number is (415) 526-2655.  Our registered agent for service of process is National Registered Agents, Inc.

Industry Background

It is generally recognized by executive management in large, medium and small enterprises that business value is derived from its customers. Consequently, companies have been trying to improve customer relationships for years, investing heavily in technologies and services such as Customer Relationship Management (CRM), Marketing Management Consulting and Marketing Research industry sectors.

In our opinion, these three industry sectors exist for only one reason: to help corporations better understand and serve their customers by driving insights into customer actions, opinions and perceptions, and devising strategies to accomplish these things.

Yet investments in these areas are costly, time consuming and resource intensive, each requiring complex, industry- and company-specific customization.

Enter Customer Experience Management (CEM). CEM is a series of disciplines, methodologies and processes used to understand, measure and comprehensively manage a customer’s cross-channel interactions and transactions with a company.

While the CEM ecosystem is broad and complex, our solutions are focused on the needs of large, medium and small enterprises specifically interested in voice-of-the-customer insights, and a straightforward way to gather, measure, monitor and improve customer experience over time.

We believe that a series of three macro trends sets the stage for market acceptance of our solutions. These trends include:

▪
Digitally-empowered consumers are changing the traditional company-customer dynamic: Until recently, corporations have been able to ‘control’ customer relationships in large part because they controlled customer data and access to information. With the now wide-spread adoption of smart phones and broadband wireless access, customers are able to quickly assess competitive alternatives. As a result, many businesses run the risk of becoming “perceptually commoditized” unless they can offer customers a differentiated customer experience.

▪
Market interest in Customer Experience Management: In the face of this first trend, a large majority of corporate executives have said that customer experience strategies are an important part of their organization’s agenda, and that it is critical to their future success.  The reasons for this are generally recognized to be the ability of a firm to better compete in an otherwise commoditized business by offering superior customer experiences.

▪
Widespread acceptance of cloud computing.  Cloud computing – including hosted data, on-demand software and services in the “cloud” – has gained widespread acceptance with corporate IT departments as well as consumers. As a result, the historical cost structure associated with designing, maintaining and upgrading software has changed dramatically, making it easier to and less expensive by historical standards to scale growth and control product development.

In our opinion, improving customer experience drives significant value for corporations, increasing loyalty, driving brand engagement and helping customers stay longer and buy more. As a result, we believe that in the coming years companies are likely to invest heavily to improve customer experience, shifting existing budgets from the areas of marketing management consulting, marketing research and customer relationship management to the emerging market of Customer Experience Management.

Our Strategy

In mid-2010, we made the decision to shift the strategic focus of our business from a primary focus on professional services with software in a secondary, supporting role to a primary focus on on-demand software solutions and software-enabled services. With this refocusing, professional services are migrating to a secondary role supporting our software deployment.

Our decision to re-focus our business on the development of on-demand, Internet cloud-based (SaaS) software and software-enabled professional and consulting services was based primarily on the scalability of these products and related services versus non- software-enabled professional and consulting services. By commercializing our Touchpoint Mapping® analytical and research methodologies as software, our firm has the potential to grow more rapidly and profitably because we plan to leverage technology to scale our business, versus the labor or capital investment requirements required to scale a typical service business.

Once we made the decision to shift the strategic focus of our business, we made the further decision to do so utilizing the expertise of available staff and resources, rather than committing to the significant expense of bringing new, untested resources to bear. As a result, we narrowed our service offerings in a shift away from implementation-oriented projects towards strategy, focusing delivery efforts on more profitable customers, while re-tasking other resources to focus on “productizing” our service offerings in an on-demand software platform. Just as we shifted resources away from implementation-oriented projects towards product development, we anticipate that we will shift a portion of these resources away from product development and back towards service delivery, as immediate product development requirements are replaced by the need to engage in sales and resulting product support.

The market factors that make this strategy both possible and strategically relevant include the widespread acceptance of cloud computing, which means that the historical cost structure associated with designing, maintaining and upgrading software has changed dramatically, making it both easier to and less expensive by historical standards to scale growth and control product development. Additionally, there has been increasing market interest in and global demand for Customer Experience Management solutions, which can be met more easily through a distributed, cloud-based technology solution delivered through a global partner and reseller distribution channel.

We plan to use our expertise as a customer experience strategy expert to create a leading customer experience management technology company. Our ability to accomplish these goals will stem from the commercialization of Touchpoint Mapping®, our analytical and research methodologies delivered in the form of on-demand, Internet cloud-based (SaaS) software and software-enabled professional and consulting services, the business intelligence which we derive as a result, and the licensing of our proprietary systems as we continue to develop products and services that help companies better serve their customers by improving their ability to manage customer experience, thereby reducing or eliminating bad experiences for their customers.

Research-based approach to “outside in” customer insights:

Customer Relationship Management (CRM) -- which generally doesn’t take into account a customer’s view of the company, and usually doesn’t capture how these interactions make customers feel -- relies on an internally-generated “inside out” view of the customer. Touchpoint Mapping provides a Voice of the Customer (VoC) based, “outside-in” view of the customer. It is a fact-based approach that can help companies impact experience by measuring the customers’ perspective, as well as how well their wants and needs are being met.

Best-in-breed technology and integration:

Our product solution is designed to be highly scalable and cloud-based, and uses a combination of proprietary and commercially available software. With the continued growth and widespread acceptance of cloud computing, our firm can leverage multiple, separate purpose-built technologies through strategic commercial relationships on a subscription or other similar fee basis, allowing us to limit technology risk (including development costs), while focusing product development on those areas of proprietary technology and services creation that drive the greatest enterprise value for the firm.

Licensee and partner distribution channels

In addition to direct sales, we plan to establish a global partner and reseller distribution channel. We anticipate that these will primarily be small and medium-size companies such as general business management consulting firms, CRM consultants, ad agencies and social media marketing firms, industry-focused technology and consulting firms and others looking for new ways to drive revenue and provide insights to existing customers.

Our  Services and Software Products

We currently offer professional and software-enabled services, and are engaged in the business of developing and subsequently selling on-demand software solutions designed to optimize customer experiences for businesses of all sizes. These professional and software-enabled services and our on-demand software together fall into the broader category of Customer Experience Management (CEM).

Our currently offered professional services fall into three primary categories; consulting services, creative and production services and research services. Consulting services include strategy development, planning, education, training and best practices consulting. Creative and production services are primarily related to the articulation and implementation of customer-centric strategies. Research services include the development and execution of customized research and analytical solutions, based on a client’s specific business application. Our currently offered software-enabled services leverage the analytical frameworks of Touchpoint Mapping and our currently offered research services, with a particular focus on analytical solutions in support of customer experience improvement initiatives.

             Our primary on-demand software product include scalable, cloud-based software which will help large, medium and small enterprises gather and display customer experience insights and business intelligence in near real-time.

Our services and software products will help our client companies better understand both positive and negative customer perceptions of customer experience and the specific interactions that drive these perceptions. As a result, the data which is gathered by and displayed in our Touchpoint Mapping® products is designed to help our clients increase their understanding of their customers, providing them the detailed insights they need to take action to improve customer experiences, driving increased customer value in these primary areas:

▪ Increase retention, by keeping customers longer;
▪ Get existing customers to spend more, more often;
▪ Increase acquisition of new customers through positive word-of-mouth, and;
▪ Reduce the cost of serving customers by improving or eliminating ineffective interactions.

Our business strategies, product development and sales and marketing efforts are focused around the commercialization of five primary revenue streams. These include a focus on the small and medium enterprises with Touchpoint Mapping® on-demand, which will be customized and pre-populated for targeted industry niches – e.g., banking, home building, hospitals and hospitality. Secondly, we plan to focus on needs of medium-sized enterprises across multiple industries with “semi-custom” Touchpoint Mapping on demand, which will populate our basic, pre-configured on-demand software with a combination of industry- and client-specific data. Third, we plan to focus on the needs of large enterprises, with fully-customized Touchpoint Mapping on-demand products and software-enabled services, leveraging the data gathering and analytical frameworks of all Touchpoint Mapping products and services, but would also include the potential to be modified dramatically based on the data gathering and reporting requirements of different organizations. Our fourth revenue stream is expected to generate revenue from large, medium and small enterprises, and will include consulting, education, research, creative and production services sold either with an initial software license, or on a fee-for-service basis, fully dependent on the needs of our clients’ organizations.  The fifth area includes aggregation and analysis of industry data, to be used for the development of related information products. We plan to license all products and services for distribution worldwide.

Touchpoint Mapping®

Currently, we offer one product for sale to our customers.  It is Touchpoint Mapping® on-demand. Pricing of Touchpoint Mapping® on-demand varies based on industry, size of company, number of employees, number of locations, number of customers and other variables.

We have customized it for small and medium enterprises in the banking industry, and began sales and marketing activities in August of 2012. However, no revenues have been generated from the sale thereof.  We have also customized it for small and medium enterprises in the home building industry, and plan to begin sales and marketing activities in the 4th Quarter of 2012.

“Semi-custom” Touchpoint Mapping® on-demand, customized software that is prepared for the particular needs of particular clients and focused on medium-sized enterprises across multiple industries, is also is available for sale to customers today.  Sales and marketing activities began in September of 2012, however, no revenues have been generated from the sale thereof.

In 2013, we anticipate further developing Touchpoint Mapping on-demand by customizing it for small and medium enterprises in the hospital and hospitality industries.

Product Launch

             The product launch will includes the active promotion of our first and second industry-specific products, including: Bank Touchpoint Mapping, to mid-size, regional and community banks and credit unions, and Builder Touchpoint Mapping to mid-size, regional residential real estate developers. We will distribute press releases to industry publications, conduct webinars showcasing product benefits, and engage in direct sales activities to potential customers throughout North America.

  Both Bank Touchpoint Mapping and Builder Touchpoint Mapping have been fully developed, and have completed live beta testing and user feedback with prospective customers.

There are many potential unforeseen and significant market and competitive risks associated with launching any new product in any market. It is our expectation that numerous unforeseen challenges will be encountered as we enter banking, as well as subsequent markets.  These include the fact that we are early in market, which may extend the sales cycle. While Customer Experience Management is a concept that is becoming well recognized, some companies may be confused by the differences with Customer Relationship Management or be wedded to more traditional customer satisfaction approaches. Some existing Customer Relationship Management vendors are rebranding their Customer Relationship Management software as Customer Experience Management, which has the potential to create both unforeseen competitive barriers and market confusion.

There are a number of significant features of the product which can help companies impact experience by measuring the customers’ perspective, as well as how well their wants and needs are being met. These include the ability to pinpoint which specific interactions are meeting customer wants and needs and which are not, by measuring the gap between customer expectations and the actual customer experience they receive. In addition to customer insight, Touchpoint Mapping on-demand collects data on direct competitors’ customers to provide insight on competitive threats. Touchpoint Mapping on-demand also identifies where gaps in alignment exist in customer and employee perceptions of experience, to help companies’ target and focus efforts.

Competition

Multiple potential competitors exist in the overlapping areas of marketing research, CRM and marketing management consulting. These include both large and small management consulting firms and more often smaller Customer Experience Management (CEM) consulting firms. In addition, many CRM software companies are beginning to include CEM-specific insights as adjunct capabilities to their existing platforms, and as a result these companies have the ability to compete directly with us as well. Given the growth of CEM, there are likely to be many other competitors we have not identified.

Petro Portfolio

On July 16, 2007, we acquired certain assets of International Resource Management Corp.  The assets were a media property comprised of a website and a registered domain name (petroportfolio.com), a newsletter, a database of opt-in email subscribers, and a library of related content.  The consideration for purchase of the assets was 262,302 restricted shares of our common stock.  We valued the shares at $0.50 per share.  The value of the assets was agreed upon by International Resource Management Corp. and us in an arm’s length transaction based upon International Resource Management Corp.’s  total investments in developing the assets, as well as our belief that the assets had the potential to generate revenues for us. At the time of the acquisition, International Resource Management Corp. owned less that 10% of our outstanding shares of common stock and was not an affiliate.  Subsequent to the acquisition of the assets, International Resource Management Corp. acquired additional shares of our common stock and currently owns 1,962,302 shares of our common stock or 14.94% of our total outstanding shares of common stock.  The assets were used to operate a website and distribute a newsletter and were active from the time of purchase until mid-2008. However, our belief that there was an adverse business climate for media properties resulted in our decision to cease all Petro Portfolio-related activities in late 2008. While the assets have not been updated since this time we currently believe that the assets have potential to generate revenues, and we are unwilling at the present time to re-initiate operations of them.  Further, there is no assurance that we will re-initiate activities in the future.  We carried the assets on our financial statements at $131,151.00 which reflected the 262,302 restricted shares of common stock which were valued at $0.50 per share.  In the second quarter of this year we elected to impair the assets in the amount of $72,000 and now carry the assets on our financial statements at $59,151. The impairment was calculated following a review of the assets for indicators of impairment. Three separate tests for recoverability were conducted, including 1) analysis of undiscounted future cash flows, 2) the fair market cost of recreating the assets, and 3) an analysis of costs to return the assets to their relative market position at the time operations ceased, based on management’s opinion. The resulting charge for impairment was based on management’s review of these analyses, and accurately represents management’s opinion of current value.

Insurance

We maintain health insurance, workman’s compensation and general liability insurance.

Employees

We currently have six full-time employees and nine independent contractors.  We intend to hire more employees and independent contractors on an as-needed basis.

Offices

We have four business addresses. Our primary business address is located at 201 Spear Street, Suite 1100, San Francisco, CA 94105.

Our additional addresses include a business office in San Anselmo, California located at 251 Sir Francis Drake Boulevard, 94960.  We lease the aforementioned from the Annette Kaufman Survivor Trust, 2 Magnolia Avenue, San Anselmo, CA 94960 pursuant to a 36 month lease entered into on August 15, 2010.  Our monthly rental is $1,788 until July 18, 2012 and $1,840 thereafter.

Our office in Charlotte, North Carolina is located at 15720 John J. Delaney Dr., Suite 300, 28277. We lease the San Francisco and Charlotte spaces from Davinci Virtual LLC, 2150 South 1300 East, Suite 200, Salt Lake City UT 84106 pursuant to a commercial lease on a month to month basis.  Our monthly rental is $190.00 for our San Francisco location and $80.00 per month for our Charlotte, North Carolina location.  Our office in Vancouver, British Columbia is located at 2901-1050 Burrard Street, V6Z 2S3 (Canada), and is made available to us for no charge on a month-to-month basis under a verbal contract, by IREMCO. IREMCO is a controlling shareholder of Touchpoint Metrics.

Government Regulation

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses.

MANAGEMENT

Officers and Directors

Our directors will serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our officers and directors are set forth below:

Name and Address	Age	Position(s)
Michael Hinshaw	50	President, Principal Executive Officer, Treasurer,
201 Spear Street, Suite 1100		Principal Financial Officer, Principal Accounting
San Francisco, CA 94105		Officer and a member of the Board of Directors

Lynn Davison	48	Vice-President, Secretary
201 Spear Street, Suite 1100
San Francisco, CA 94105

Ashley Garnot	26	Director
201 Spear Street, Suite 1100
San Francisco, CA 94105

The people named above are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Michael Hinshaw - President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer and a director.

Since March 31, 2006, Mr. Hinshaw has been our President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and a director. Mr. Hinshaw has served as Treasurer and Principal Accounting Officer since December 7, 2011.  Since founding The Innes Group, Inc. (now Touchpoint Metrics, Inc.) in 2001, Mr. Hinshaw has built a customer experience consultancy through the development of a series of proprietary research and analytical tools; Touchpoint Mapping®, Brand Mapping® and Loyalty Mapping®.  From 1999 until 2002, Mr. Hinshaw served as President and Chief Executive Officer of Verida Internet Corp., where he set business strategy and helped grow the company to the largest independent grain and inputs trader in Canada.  Prior to its sale in 1999, Mr. Hinshaw served as President of Triad Inc., a traditional brand strategy and corporate ID consultancy.   Mr. Hinshaw is a mentor and guest lecturer on entrepreneurship at U.C. Berkeley’s Haas School of Business.  Mr. Hinshaw holds a MFA in Design and Communication and a BFA in Graphic Design from the Academy of Art University in San Francisco.

Lynn Davison - Vice-President, Secretary

Since February 7, 2011, Ms. Davison has been our Vice-President.  From April 2004 to February 2011, Ms. Davison worked as an independent management consultant to a range of start-up, mid-sized and Fortune 500 clients providing strategic business consulting services to improve business performance and overall growth.

Ashley Garnot - Director

             Since December 7, 2011, Ashley Garnot has been a member of the board of directors. For the past five years Ms. Garnot has both been expanding her skills in the financial industry as well as working in the business side of the resource industry.   Since October 2011, Ms. Garnot has been employed as a management consultant for Coronado Resources Ltd. (TSX-V: CRD), and is a member of the board of directors. Located in Vancouver BC, Coronado Resources Ltd. is a producing gold mining corporation with prospects for exploration.   Since January 2012, Ms. Garnot has been employed as a management consultant for Pacific Reach Management located in Vancouver, BC.  Pacific Research Management is private equity Investment Company.  Since December 2011, Ms. Garnot has been the sole owner of ALG Investments, a private equity Investment Company investing in private and public companies. From September 2006  to August 2008 Ms. Garnot was employed as a management and marketing consultant for DLJ Management, located in Vancouver BC, which is engaged in the business of operating  a group of public companies including TAG Oil (TSX: TAO). From September 2008 through July 2009, Ms. Garnot was a property manager for Coldwell Banker Horizon Realty in Kelowna, BC. From September 2005 to June 2008, Ms. Garnot served as managing partner of Asluxe Designs Inc., a high-end fashion company that she jointly owns.  In addition to her experience as a director of public and private companies, Ms. Garnot has completed the Canadian Securities Institute’s Canadian Securities Course.  She also has a degree in fashion design and marketing from the Art Institute of Vancouver, and a Real Estate Course and Property Management diploma from Sauder School of Business.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of the size of our operations, at the present time we believe the services of a financial expert are not warranted.

Involvement in Certain Legal Proceedings

During the past ten years, Mr. Hinshaw, Ms. Davison and Ms. Garnot have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; or

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
The subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest

There are no conflicts of interest with respect to our officers, directors and key employees.

EXECUTIVE COMPENSATION

On February 1, 2011, we entered into an employment agreement with Lynn Davison, pursuant to which she agreed to serve as our Vice President. Ms. Davison’s agreement provides for an annual base salary of $132,000. In addition, Ms. Davison is eligible for bonus compensation as established by us from time to time. On February 7, 2011, we granted Ms. Davison 10-year options, with an exercise price of $0.35 per share, to purchase 300,000 share of our common stock.  The options vest as follows:  one fifth 12 months after the grant date, and one fifth every six months thereafter until all options are fully vested.  The options remain open for ten years, expiring on February 7, 2021.

Michael Hinshaw does not have an employment agreement with the company.

             The following table sets forth information with respect to compensation paid by us to our officers for the last two years.

Officer Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-Equity	Nonqualified
					[1]	Incentive	Deferred	All
Name and				Stock	Option	Plan	Compensation	Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Totals
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Michael Hinshaw	2011	300,000	0	0	0	0	0	1,500	301,500
President	2010	300,000	0	0	0	0	0	1,500	301,500

Lynn Davison	2011	121,000	0	0	26,964	0	0	0	147,964
Vice President	2010	0	0	0	0	0	0	0	0

[1]        The amounts shown reflect the aggregate grant date fair value of the option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718™, Compensation-Stock Compensation (ASC 718). In valuing such options, the Company made certain assumptions. For a discussion of those assumptions, please see Note 5 to our Financial Statements for the Fiscal Years ended December 31, 2011 and 2010.

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is December 31.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or			Incentive	Deferred	All
	Paid in	Stock	Option	Plan	Compensation	Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Michael Hinshaw	0	0	0	0	0	0	0
Ashley Garnot	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

There are no retirement, pension, or profit sharing plans for the benefit of our officers and directors other than our stock option plan.  The stock option plan reserves 2,500,000 shares of common stock that may be issued at the discretion of the board of directors.

The following table sets forth information with respect to outstanding equity awards at December 31, 2011.

Outstanding Equity Awards at December 31, 2011
Equity
			Incentive				Equity Incentive
	Number of	Number of	Plan Awards:			Number of	Plan Awards:
	Securities	Securities	Securities			Shares	Number of
	Underlying	Underlying	Underlying			Or Units of	Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	Stock	Shares,
	Options	Options	Unearned	Exercise	Expiration	that have not	Units that
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	have not vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Lynn Davidson	0	300,000	0	$0.35	2-7-2021	300,000	0

The following table sets forth the information with respect to option exercises and stock vested for the year ended December 31, 2011.

Option Exercises and Stock Vested for the year ended December 31, 2011
	Number of		Number of	Value
	Shares Acquired	Value Realized	Shares Acquired	Realized on
	On Exercise	On Exercise	On Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Lynn Davidson	0	0	0	0

In addition, in 2012, we granted Kris Clark an option to acquire up to 20,000 shares of common stock at an exercise price of $0.25 per share with one-third of the shares vesting December 15 of each year commencing 2012.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, we must indemnify him or her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of California.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers under California law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

            The following table sets forth, as of the date of this offering, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this public offering. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Michael Hinshaw [1]	6,000,000	45.69%	3,000,000	22.84%
201 Spear Street, Suite 1100
San Francisco, CA 94105

Lynn Davison [1]	0	0.00%	0	0.00%
201 Spear Street, Suite 1100
San Francisco, CA 94105

Ashley Garnot [1]	850,000 [2]	6.40%	350,000	3.81%
201 Spear Street, Suite 1100
San Francisco, CA 94105

All officers and directors as a group	6,850,000	52.09%	3,350,000	26.65%
(3 individuals)

International Resource Management Corp.	1,962,302	14.94%	462,302	11.42%
2901-1050 Burrard Street
Vancouver, British Columbia V6Z 2S3

[1]	The people named above may be deemed to be a “parent” or “promoter” of our company. Mr. Hinshaw, Ms. Davison and Ms. Garnot are our only promoters.
[2]
Comprised of 500,000 shares of common stock held in the name of ALG Investments Ltd., which is owned and controlled by Ms. Garnot; 250,000 shares owned by Ms. Garnot and her husband, Wade Garnot; and, 100,000 shares held in Ms. Garnot’s maiden name, Ashley Guidi.

Future Sales by Existing Stockholders

A total of 13,132,302 shares of common stock were issued to  75  persons, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act of 1933, as amended. Under Rule 144, the shares can be only sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition, provided we are not classified as a “shell company” pursuant to Reg. 405 of the Securities Act of 1933, as amended.  If we are classified as a “shell company” our shares may not be resold until such time as we file a Form S-1 registration statement with the Securities and Exchange Commission (“SEC”) registering the shares for resale and the registration statement is declared effective or we file a Form 8-K and disclose the information required by Item 5.06 thereof and one (1) year has passed.  We believe we are not a shell company, nor have we ever been a shell company.

There is no trading market for our common stock.  There are 75 holders of record for our common stock. The record holders are comprised of our two directors (including the common stock held in the name of Michael Hinshaw, ALG Investments, Ltd., Ashley Guidi, and Ashley and Wade Garnot) and 71 other investors.  A portion of Mr. Hinshaw’s shares will be registered along with shares owned by 72 other holders of record.

Securities Authorized for Issuance Under Equity Compensation Plans

Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon exercise	exercise price of	Future issuance under
	of outstanding options,	outstanding options,	equity compensation plans
	warrants and rights	warrants and rights	(excluding securities
Plan category	(a)	(b)	in column (a)) (c)
Equity compensation plans
approved by security holders	320,000	$0.34375	2,180,000

Equity compensation plans
not approved by securities
holders	None	None	None

Total	320,000	$0.34375	2,180,000

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Anderson, Elise	8,000	0.06%	8,000	0.00%
Aplas, Mark	10,000	0.08%	10,000	0.00%
Balaghi, Mohammade	20,000	0.15%	20,000	0.00%
Balter, Daniel	20,000	0.15%	20,000	0.00%
Bertuzzi, Georgina	20,000	0.15%	20,000	0.00%
Bertuzzi, Ronald	520,000	3.96%	520,000	0.00%
Bird, Kevin	30,000	0.23%	30,000	0.00%
Boman, Marvin	20,000	0.15%	20,000	0.00%
Brant Investments Limited (Middlemarch Ptrs Ltd) [1]	400,000	3.05%	400,000	0.00%
Braverman, Eitan	20,000	0.15%	20,000	0.00%
Brown, Dan	20,000	0.15%	20,000	0.00%
Brown, Gary	40,000	0.30%	40,000	0.00%
Brown, Paula	40,000	0.30%	40,000	0.00%
Carina Investments [2]	400,000	3.05%	400,000	0.00%

Ciancone, Mario	20,000	0.15%	20,000	0.00%
Ciancone, Mark	20,000	0.15%	20,000	0.00%
Clark, Robert	12,000	0.09%	12,000	0.00%
Clements, Anitra	10,000	0.08%	10,000	0.00%
Clerkson, Casey	20,000	0.15%	20,000	0.00%
Dabbs, Tracy [8]	30,000	0.23%	30,000	0.00%
Docker, Jo-Anne	20,000	0.15%	20,000	0.00%
Dzedets, Alexander	20,000	0.15%	20,000	0.00%
Dzedets, Boris	20,000	0.15%	20,000	0.00%
Dzedets, Zinaida	20,000	0.15%	20,000	0.00%
Fazli, Cameron	20,000	0.15%	20,000	0.00%
Fazli, Hayley	20,000	0.15%	20,000	0.00%
Fazli, Saeid	20,000	0.15%	20,000	0.00%
Florence, Leya	20,000	0.15%	20,000	0.00%
Fooks, Gary	20,000	0.15%	20,000	0.00%
Garnot, Wade / Garnot, Ashley	250,000	1.90%	250,000	0.00%
Ghini, Gerald	20,000	0.15%	20,000	0.00%
Golnik, Semyon	20,000	0.15%	20,000	0.00%
Guidi, Ashley	100,000	0.76%	100,000	0.00%
Guidi, Luciano	80,000	0.61%	80,000	0.00%
Hinshaw, Michael	6,000,000	45.69%	3,000,000	22.84%
Holland, Brad	380,000	2.89%	380,000	0.00%
Holland (Gateway Securities Inc.), Brad	50,000.38%		50,000	0.00%
International Resource Management Corp. [3]	1,700,000	12.94%	200,000	11.42%
International Resource Management Corp. (Gateway Securities Inc.) [3]	262,302	2.00%	262,302	0.00%
Johnson, Christine	20,000	0.15%	20,000	0.00%
Kay, Kenneth	20,000	0.15%	20,000	0.00%
Kay, Seth	20,000	0.15%	20,000	0.00%
Kvint, Susanna	20,000	0.15%	20,000	0.00%
Lafuente, Peter	20,000	0.15%	20,000	0.00%
Larabie, Eugene	10,000	0.08%	10,000	0.00%
Leshem, Ilana	20,000	0.15%	20,000	0.00%
Leshem, Maureen	20,000	0.15%	20,000	0.00%
Lightbody, Mike	20,000	0.15%	20,000	0.00%
Lundin (Dundee Securities Corp.) , Lukas H.	400,000	3.05%	400,000	0.00%
Mayorov, Alexander	20,000	0.15%	20,000	0.00%
Mikhailova, Larissa	20,000	0.15%	20,000	0.00%
Naresh, Elijah	16,000	0.12%	16,000	0.00%
Nekrich, Salya	20,000	0.15%	20,000	0.00%
Owen, Chris	30,000	0.23%	30,000	0.00%
Panorama Ridge Investment Corporation [4]	80,000	0.61%	80,000	0.00%
Perone, Giuseppe	20,000	0.15%	20,000	0.00%
Platinum Capital Corp [5]	20,000	0.15%	20,000	0.00%
Pollack, Dave	10,000	0.08%	10,000	0.00%
Pomykalski, Jack	20,000	0.15%	20,000	0.00%
Radi, Margaret	40,000	0.30%	40,000	0.00%
Raimundo, Jose	20,000	0.15%	20,000	0.00%
Rantucci, Robert	240,000	1.83%	240,000	0.00%
Ross, Ian	20,000	0.15%	20,000	0.00%
Rusch, Kevin	4,000	0.03%	4,000	0.00%
Sali, Barrie	20,000	0.15%	20,000	0.00%
Sali, Max	20,000	0.15%	20,000	0.00%
Schimdt, David	20,000	0.15%	20,000	0.00%
Schimdt, Irene	20,000	0.15%	20,000	0.00%
Shear, Craig	20,000	0.15%	20,000	0.00%
Stilwell, Kathy	20,000	0.15%	20,000	0.00%

Swedburg, Jennifer [8]	20,000	0.15%	20,000	0.00%
Wall Street Financial Corp. [6]	20,000	0.15%	20,000	0.00%
WD Latimer & Co. LTD [7][8]	100,000	0.76%	100,000	0.00%
TOTAL	12,132,302	92.39%	7,632,302	34.27%

[1]	Cecilia M. Kershaw exercises voting and dispositive control over the shares of common stock owned by Brant Investments Limited.
[2]	Ken Vidalin exercises voting and dispositive control over the shares of common stock owned by Carina Investments.
[3]	Alex P. Guidi exercises voting and dispositive control over the shares of common stock owned by International Resource Management Corp.
[4]	Jack Loretto exercises voting and dispositive control over the shares of common stock owned by Panorama Ridge Investment Corporation.
[5]	Jason Shull exercises voting and dispositive control over the shares of common stock owned by Platinum Capital Corp.
[6]	Shawn Balaghi exercises voting and dispositive control over the shares of common stock owned by Wall Street Financial.
[7]	Robert Pollack exercises voting and dispositive control over the shares of common stock owned by W.D. Latimer & Co. LTD.
[8]
No selling shareholder is a broker-dealer or an affiliate of a broker-dealer other than Chris Owen who is a registered representative with Dundee Securities Ltd., a British Columbia and Alberta registered broker-dealer; Jennifer Swedberg who is a registered investment advisor with Macquarie Private Wealth; and, W.D. Latimer & Co. LTD a Canadian registered broker-dealer. Mr. Owen acquired the shares as a personal investment and not in the ordinary course of business as a registered representative of Dundee Securities Ltd.  At the time of the purchase of the shares by Mr. Owen there were no agreements or understandings directly or indirectly with any person to distribute the shares set forth in the selling shareholders table above. Ms. Swedberg acquired the shares as a personal investment and not in the ordinary course of business a registered investment advisor with Macquarie Private Wealth.  At the time of the purchase of the shares there were no agreements or understandings directly or indirectly with any person to distribute the shares set forth in the selling shareholders table above.  W.D. Latimer & Co. LTD is an underwriter as that term is defined in the Securities Act of 1933, as amended.  W.D. Latimer & Co. LTD. acquired the shares in its ordinary course of business from us as a subscriber to our private placement and paid us $50,000 for 100,000 restricted shares of common stock.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years.

All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

The following is a summary of the issuances of all shares:

On April 14, 2006, we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of services rendered valued at $1,500.00.  The shares of common stock were issued to Michael Hinshaw, our president pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.

On April 14, 2006, we issued 1,000,000 restricted shares of common stock to two (2) individuals and three (3) companies in consideration of $250,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On April 27, 2007, we issued 1,050,000 restricted shares of common stock to two (2) individual and three (3) companies in consideration of $525,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On July 16, 2007, we issued 262,302 restricted shares of common stock to International Resource Management Corp. in consideration of certain assets (a media property including the domain name petroportfolio.com) owned by International Resource Management Corp. We valued the assets at $131,151.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On December 6, 2011 we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of $30,000.00.  The shares of common stock were issued to Michael Hinshaw, our president pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.

On December 6, 2011, we issued 1,000,000 restricted shares of common stock to two (2) companies in consideration of $10,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On January 4, 2012, we issued 2,300,000 restricted shares of common stock to fifty-eight (58) individuals and three (3) companies in consideration of $575,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On January 24, 2012, we issued 1,500,000 restricted shares of common stock to one (1) company in consideration of $15,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On April 20, 2012, we issued 20,000 restricted shares of common stock to one (1) individual in consideration of $5,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock.

There is presently no public market for our common stock.  We intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The last price of our common stock was in connection with our placement under the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, wherein we sold our common shares at $0.25 per share.  Thus, our common stock would qualify as penny stock.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d)  monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have 75 holders of record of our common stock.

Rule 144 Shares

All of the presently outstanding shares of our common stock are “restricted securities” as defined under Rule 144 promulgated under the Securities Act, as amended, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  The SEC has adopted final rules amending Rule 144 which have become effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended, ceases to be a “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities Exchange Act 1934, as amended. A Form 10 includes information such as a description of the company’s business, risk factors associated with the business, financial information, description of the company’s properties, the securities ownership of the company’s management and 5% shareholders, a description of management and the board of directors, compensation for officers and directors, transactions in which the company entered into with officers and directors, legal proceedings, the market in which the company trades  its stock, sales of unregistered securities, among other information.  Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are not classified as a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As such, all restricted securities presently held by the affiliates of our company may be resold in reliance on Rule 144 one year from the date of issuance.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934, as amended; and (ii) enable our common stock to be traded on the OTC Bulletin Board.  We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTC Bulletin Board.  We will become a reporting company under Section 15 of the 1934 Act upon the effectiveness of this Registration Statement.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.  In addition, we plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under Section 12 of the 1934 Act.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our business plan program, we will need to raise additional capital.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 30,000,000 shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this public offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of California for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Stock Transfer Agent

Our stock transfer agent for our securities will be Computershare N.A., 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (781) 575-2000.

General

There are no other securities authorized in our articles of incorporation.

CERTAIN TRANSACTIONS

On April 14, 2006, we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of services valued at $1,500.00.  On December 6, 2011, we issued 3,000,000 restricted shares of common stock to Mr. Hinshaw, in consideration of $30,000.00. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw was furnished with all of the information that is contained in a registration statement and is a sophisticated investor.  No commission was paid to anyone in connection with the sale of shares to Mr. Hinshaw.

On July 16, 2007, we issued 262,302 restricted shares of common stock to International Resource Management Corp. in consideration of certain assets (a media property including the domain name petroportfolio.com) owned by International Resource Management Corp.  We valued the assets at $131,151.00. The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On July 30, 2007, the company effected a transfer of 100,000 restricted shares of common stock from an existing shareholder to Ashley Guidi, now known as Ashley Garnot, in consideration of $50,000.00 to the existing shareholder.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On September 16, 2011, we executed a $100,000 CDN non-convertible note with Brad Holland, an 8.09% shareholder.  The note is structured to incur a balloon payment of the principal and 4% APR non-compounding accrued interest. The maturity date of the note is September 16, 2014. The principal and accrued interest payable at maturity will be $112,000.

On December 6, 2011, we issued 500,000 restricted shares of common stock to ALG Investments Ltd., a corporation owned and controlled by Ashley Garnot, in consideration of $5,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On January 4, 2012, we issued 250,000 restricted shares of common stock to Ashley Garnot and her husband Wade, in consideration of $62,500.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

             On March 2, 2012 we entered into an agreement with mfifty, a company owned and controlled by Michael Hinshaw, our president, wherein we agreed to supply certain services to mfifty in consideration of the payment of fees for our services.

Our office in Vancouver, British Columbia is located at 2901-1050 Burrard Street, V6Z 2S3 (Canada), and is made available to us for no charge on a month-to-month basis under a verbal contract with IREMCO. IREMCO is a controlling shareholder of Touchpoint Metrics.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the years ended December 31, 2011, 2010 and 2009 included in this prospectus have been audited by Hillary CPA Group, Independent Registered Public Accounting Firm, 9465 Counselors Row, Suite 200, Indianapolis, Indiana 46240, telephone (317) 222-1416, as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.  Hillary CPA Group is registered with the Public Company Accounting Oversight Board.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares being sold in this public offering.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

Unaudited financial statement for the period ending March 31, 2012 and audited financial statements for the years December 31, 2011 and December 31, 2010 follow:

Index to Financials

Touchpoint Metrics, Inc.
Balance Sheet as of June 30, 2012 and December 31 and June 30, 2011

		June 30,		December 31,		June 30,
		2012		2011		2011
ASSETS
Current Assets
Checking		$258,810.50		$33,189.77		$34,260.18
Savings		$0.00		$18,919.02		$11.34
Accounts Receivable		$96,291.35		$61,218.08		$47,924.19
Accounts Receivable - Related Party		$12,680.97	$		$
Work-In-Process		$11,215.69	$		$
Total Current Assets		$378,998.51		$113,326.87		$82,195.71

Fixed Assets
Computers & Hardware		$43,028.91		$43,028.91		$40,553.05
Software		$38,645.98		$38,645.98		$38,645.98
Equipment		$2,359.34		$2,359.34		$2,359.34
Furniture		$31,730.60		$31,730.60		$31,730.60
Leasehold Improvements		$95,608.48		$95,608.48		$95,608.48
Land		$85,000.00		$85,000.00		$85,000.00
Land Improvements		$4,000.00		$4,000.00		$4,000.00
Accumulated Depreciation		$(143,918.98)		$(139,919.00)		$(128,740.00)
Organization Costs		$1,377.19		$1,377.19		$1,377.19
Accumulated Amortization		$(1,377.19)		$(1,377.19)		$(1,377.19)
Total Fixed Assets		$156,454.33		$160,454.31		$169,157.45

Other Assets
Prepaid Expenses		$13,447.54		$11,995.34		$12,554.34
Investment in Petro Portfolio		$131,151.00		$131,151.00		$131,151.00
Accumulated Impairment Losses		$(72,000.00)	$		$
SaaS Product Development		$120,076.03	$		$
Deposits		$3,474.00		$3,474.00		$3,783.00
Total Other Assets		$196,148.57		$146,620.34		$147,488.34

TOTAL ASSETS		$731,601.41		$420,401.52		$398,841.50

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable		$97,302.65		$47,359.16		$19,543.46
Credit Cards Payable		$30,410.70		$22,893.37		$24,625.14
Security Deposits		$2,300.00		$2,300.00		$2,300.00
Current Portion - Capital Lease	$		$			$3,277.00
Payroll Liabilities		$1,452.20		$1,452.20		$1,452.19
Unearned Revenue		$19,200.00	$		$
Notes Payable - Short-term		$3,000.00		$3,000.00		$3,000.00
Total Current Liabilities		$153,665.55		$77,004.73		$54,197.79

Long-Term Liabilities
Notes Payable - Long-term		$51,500.00		$50,500.00	$
Notes Payable - Long-term, Related Party		$103,000.00		$101,000.00	$
Total Long-Term Liabilities		$154,500.00		$151,500.00		$0.00

Total Liabilities		$308,165.55		$228,504.73		$54,197.79

Equity
Retained Earnings		$(766,810.36)		$(352,037.76)		$(352,037.76)
Common Stock ($0 par value, 30,000,000 authorized, 13,132,302, 9,312,302, and 5,312,302 shares issued and outstanding at March 31, 2012, December 31, 2011, and June 30, 2011, respectively)		$1,542,651.00		$946,151.00		$906,151.00
Stock Options		$17,393.05		$11,056.15	$
Net Income		$(369,797.83)		$(413,272.60)		$(209,469.53)
Total Equity		$423,435.86		$191,896.79		$344,643.71

TOTAL LIABILITIES AND EQUITY		$731,601.41		$420,401.52		$398,841.50

Index to Financials

Touchpoint Metrics, Inc.
Income Statement for the three months and six months ended June 30, 2012 and 2011

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012		2011	2012		2011
Revenue
Consulting Services	$132,274.28		$123,056.50	$250,674.44		$236,634.25
Products & Other	$33,009.41		$12,660.69	$37,449.95		$26,698.69
Total Revenue	$165,283.69		$135,717.19	$288,124.39		$263,332.94

Cost of Goods Sold
Labor	$43,592.85		$8,015.00	$59,592.10		$20,543.75
Services	$7,566.25		$19,161.18	$7,566.25		$46,178.43
Products & Other	$12,011.36		$11,189.66	$34,367.38		$45,509.74
Total Cost of Goods Sold	$63,170.46		$38,365.84	$101,525.73		$112,231.92

Gross Profit	$102,113.23		$97,351.35	$186,598.66		$151,101.02

Expenses
Administrative Costs	$12,341.81		$4,076.07	$19,660.15		$9,707.29
Automobile Expense	$4,247.58		$4,784.61	$6,487.32		$13,372.90
Computers and Software	$4,196.85		$4,875.84	$55,459.35		$10,301.66
Contract Services	$37,491.03		$15,944.25	$99,801.76		$29,093.75
Insurance	$7,717.95		$9,010.25	$12,055.72		$16,836.50
Marketing and Promotion	$6,858.03		$6,239.37	$14,709.27		$15,841.83
Professional Fees	$30,801.83		$16,816.07	$60,459.30		$18,051.07
Rent	$7,215.00		$6,814.32	$14,292.00		$14,673.96
Repairs and Maintenance				100.00		485.31
Research and Development				231.25
Salaries and Wages	$80,409.72		$119,504.35	$195,441.10		$202,932.79
Taxes	$157.32		$2,786.08	$957.32		$3,586.08
Telephone	$2,112.91		$1,761.31	$3,858.91		$4,030.78
Travel Expenses	$3,542.07		$9,225.00	$5,264.26		$20,925.94
Utilities	$641.32		$447.44	$1,293.78		$735.45
Total Expenses	$197,733.42		$202,284.96	$490,071.49		$360,575.31

Net Operating Income	$(95,620.19)		$(104,933.61)	$(303,472.83)		$(209,474.29)

Other Income/Expense
Other Income	$5,675.00		$0.01	$5,675.00		$4.75
Other Expense	$72,000.00	$		$72,000.00	$
Total Other Income/Expense	$(66,325.00)		$0.01	$(66,325.00)		$4.75

Net Income	$(161,945.19)		$(104,933.60)	$(369,797.83)		$(209,469.54)

Net Income per Common Share
Weighted common shares outstanding	13,132,302		5,312,302	13,132,302		5,312,302
Basic net income per common share	$(0.012)		$(0.020)	$(0.028)		$(0.039)
Dilutive securities	60,000		0	60,000		0
Diluted net income per common share	$(0.012)		$(0.020)	$(0.028)		$(0.039)

Index to Financials

Touchpoint Metrics, Inc.
Statement of Common Shareholders’ Equity

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2012		2011		2012		2011

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Common Stock, beginning of period	13,112,302	$1,537,651	5,312,302	$906,151	9,312,302	$946,151	5,312,302	$906,151
Common Stock Issued	20,000	$5,000			3,820,000	$595,000
Stock-based compensation expense		$3,168				$17,393
Balance, end of period	13,132,302	$1,545,819	5,312,302	$906,151	13,132,302	$1,558,544	5,312,302	$906,151

Retained Earnings Balance, beginning of period		$(766,810)		$(352,038)		$(765,310)		$(367,320)
Net income		$(161,945)		$(104,536)		$(369,798)		$(209,470)
Retained Earnings Balance, end of period		$(928,756)		$(456,574)		$(1,135,108)		$(576,790)

Total Common Shareholders’ Equity		$617,064		$449,577		$423,436		$329,361

Index to Financials

Touchpoint Metrics, Inc.
Statement of Cash Flows for the six months ended June 30, 2012 and 2011

	Six Months Ended
	June 30,
	2012	2011
OPERATING ACTIVITIES
Net Income	$(369,797.83)	$(209,469.53)
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	$(35,073.27)	$54,308.06
Accounts Receivable - Related Party	$(12,680.97)
Work-In-Process	$(11,215.69)
Accounts Payable	$49,943.49	$6,432.21
Credit Card Expenses	$7,517.33	$24,625.14
Current Portion - Capital Lease		$(5,436.00)
Unearned Revenue	$19,200.00
Payroll Liabilities		$1,396.19
Net cash provided by operating activities	$(352,106.94)	$(128,143.93)

INVESTING ACTIVITIES
Equipment Purchases	$3,999.98	$(456.05)
Investment in Petro Portfolio	$72,000.00
Product Development - SaaS	$(120,076.03)
Prepaid Expenses	$(1,452.20)	$(5,000.00)
Net cash provided by investing activities	$(45,528.25)	$(5,456.05)

FINANCING ACTIVITIES
Notes Payable - Long-term	$1,000.00
Notes Payable - Long-term, Related Party	$2,000.00
Stock Options	$6,336.90
Common Stock	$596,500.00
Retained Earnings	$(1,500.00)
Net cash provided by financing activities	$604,336.90	$0.00

Net cash increase for period	$206,701.71	$(133,599.98)
Cash at beginning of period	$52,108.79	$167,871.50
Cash at end of period	$258,810.50	$34,271.52

Index to Financials

Touchpoint Metrics, Inc.
Notes to Financial Statements
June 30, 2012

1.         NATURE OF ORGANIZATION

Touchpoint Metrics, Inc. is a for profit corporation established under the corporation laws in the State of California, United States of America on December 14, 2001. The corporation operated as The Innes Group, Inc., dba MCorp Consulting until filing a Certificate of Amendment to the Articles of Incorporation renaming the company Touchpoint Metrics, Inc., effective October 18, 2011.

Touchpoint Metrics, Inc. maps and improves the touchpoints between organizations and their customers. Their focus assists companies who wish to improve business performance by measuring and transforming the ways they interact with customers.

Touchpoint Metrics, Inc. services a wide variety of industries and customer size.

2.         SIGNIFICANT ACCOUNTING POLICIES

The financial statements of Touchpoint Metrics, Inc. are presented on the accrual basis. The significant accounting policies followed are described below to enhance the usefulness of the financial statements to the reader.

The preparation of financial statements is in conformity with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts and disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS, AND CREDIT RISK

Cash and cash equivalents are comprised of highly liquid investments with original maturity dates of less than three months that are not reported as investments. While Touchpoint Metrics, Inc. may maintain cash and cash equivalents in bank deposit accounts, which at times exceed Federal Deposit Insurance Corporation insured limits, they have not experienced any losses in such accounts.

Portions of the bank deposit accounts are held in Canadian banks on a Canadian and US Dollar basis. The balances in these accounts at times exceed Canada Deposit Insurance Corporation insured limits. They have not experienced any losses in these accounts.

Management believes it is not exposed to any significant credit risk on cash and cash equivalents.

INVESTMENTS

Touchpoint Metrics, Inc. reports marketable investments at published market or fair value with gains and losses reported in the income statements.

For investments without a readily available market, valuation is recorded at historical cost and tested for impairment as of each reporting period.

Index to Financials

DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES

Effective July 1, 2009, Touchpoint Metrics, Inc. adopted Accounting Standards Codification Topic 820, Fair Value Measurements (ASC 820). ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy, which requires Touchpoint Metrics, Inc. to maximize the use of observable inputs and minimize the use of observable inputs and minimize the use of unobservable inputs, when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1             Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying financial statements, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash and Cash Equivalents

The carrying amounts approximate Level 1 fair value.

Petro Portfolio Investment

The Petro Portfolio investment is stated at Level 3 historical cost.

Property, Improvements, and Depreciation

Property and equipment are stated at cost or estimated historical cost through appraisal. Betterments, renewals, and extraordinary repairs over $1,000 that extend the life of the assets are capitalized; other repairs and maintenance are expensed.

The cost and accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized as other income or expense. Depreciation and amortization is computed on various methods as follows:

Depreciable Asset Class	Method	Depreciable Life
Software Design & Development	Straight Line	3-Years
Organization Costs	Straight Line	3-Years
Real Property Improvements	150 DB HY	15-Years
Computer Equipment	200 DB HY	5-Years
Furniture and Fixtures	200 DB HY	7-Years
Leasehold Improvements	Straight Line	15-Years
Machinery and Equipment	200 DB HY	7-Years

Index to Financials

REVENUES AND EXPENSES

Revenues are traditionally derived from consultation and research engagements. Consultation and research engagements normally span a period of 45 to 120 days in duration and may be fixed price, or time and materials engagements. Products and other revenue consists of reimbursable expense revenues that are incidental to the consultation and research efforts. Those project related expenses consist of costs incurred by the company on behalf of the customer. This will generally consist of travel costs or products and services purchased as a convenience for the customer.

The company enters into engagements with one of two contracted payment arrangements. The contracts call for a deposit to be made at the time of contract signing and payment as project milestones are achieved or no deposit and payment as project milestones are achieved.

For engagements where a deposit is received, the company reports the deposit amount as unearned revenue on the balance sheet. Revenue is recognized and reported as project milestones are achieved. The revenue for production and product sales are recognized as incurred.

Time and material engagements are not common for the company, but when such an engagement is entered into, contractual terms are arranged that provide for the company to submit periodic invoices to the customer as per the contract terms for the time and materials used during the period for the customer’s benefit. The contracts will generally specify the rate for specific types of functions to be performed.

The company has added SaaS (Software as a Service) technology to its offerings. SaaS is a subscription based offering that includes nonrefundable setup fees, subscription fees, professional services, and consulting fees related to implementation, customization, configuration, training, and other value added services. The company accounts for multiple-element arrangements by following ASC 605-25, Revenue Recognition: Multiple-Element Arrangements, as amended by Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements. At the inception of the arrangement, and again as each element is delivered, the company evaluates all deliverables in the offering to determine whether they represent separate units of accounting based on the following criteria: 1) the items have value to the customer on a standalone basis and 2) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item or items is considered probable and substantially in the control of the company.

The guidance of SEC Codification of Staff Accounting Bulletins Topic 13(A)(3)(f) is followed in accounting for nonrefundable setup fees.  Each of the revenue areas relating to the SaaS offering may or may not be sold as part of a sale to a customer, with the exception of the nonrefundable set-up fee and SaaS technology subscription. Each of the items, except for the set-up fee and SaaS technology subscription, can and often are sold separately and will have value to a customer on a standalone basis. The nonrefundable set-up fee and the SaaS subscription are the only two revenue streams that do not exist without each other. The subscription and services provided are essential to the customer receiving the expected benefit of the set-up fee.  Therefore, the set-up fee is earned and recognized as the related services are delivered and performed over the term of the subscription.

The SaaS subscriptions are sold with three payment options. The subscription can be paid annually, quarterly, or monthly and are all payable prior to services being provided. The company determines fair value for the individual elements in these arrangements as the estimated relative selling price charged for each individual element when sold on a standalone basis.

As payments are received for any of the subscription options, the revenue is reported as unearned revenue on the balance sheet and recognized at the end of each monthly period as service is provided.  The company measures and allocates the arrangement consideration to the individual elements based on the relative estimated selling price of each item as sold on a standalone basis.

Index to Financials

The non-refundable setup fees are recognized over the term of the initial subscription period. The professional services and consulting fees included in the offering follow the same revenue recognition process as the consultation and research services.

Subscription agreements provide service-level commitments of 99.5% uptime per period, excluding scheduled maintenance and any unavailability caused by defined circumstances beyond reasonable control. Failure to meet this availability commitment requires a credit to qualifying customers equal to the value of the time unavailable, up to a maximum of one month of subscription fees. Reserves equal to the maximum potential credits are recorded on the balance sheet and are treated as a reduction in revenue.

Revenue is recorded net of applicable sales, use, and excise taxes.

Expenses are reported in accordance with accrual basis accounting. Direct labor and materials for consulting or research projects are reported as Work-In-Process on the balance sheet until the associated revenue is recognized. The indirect costs are considered immaterial and are reported as selling, general, and administrative expenses.

Certain software costs for the development and delivery of the SaaS services are capitalized when the preliminary project stage is completed and it is probable that the software will be used as intended.  Capitalized costs include only direct external costs of materials and services as well as compensation and benefits for employees directly associated with the software project.

3.         PROPERTY AND IMPROVEMENTS

Property and improvements consist of:

	June 30, 2012	June 30, 2011
Computers & Hardware	$43,028.91	$40,553.05
Software Design & Development	$38,645.98	$38,645.98
Equipment	$2,359.34	$2,359.34
Furniture & Fixtures	$31,730.60	$31,730.60
Leasehold Improvements	$95,608.48	$95,608.48
Intangible Assets	$1,377.19	$1,377.19
Real Estate Improvements	$4,000.00	$4,000.00
Real Estate (Land)	$85,000.00	$85,000.00
Total Property and Improvements	$301,750.50	$299,274.64
Less: Accumulated Depreciation	$(145,296.17)	$(130,117.19)
Net Property and Improvements	$156,454.33	$169,157.45

4.         INVENTORY

Touchpoint Metrics, Inc. does not carry any inventory. All products are purchased and resold on an as needed basis.

5.         STOCK-BASED COMPENSATION

The Touchpoint Metrics, Inc. stock-based compensation program is designed to attract and retain high quality employees while aligning employees’ interests with the interests of the shareholders.

The program was established in 2008. Plan Shares cannot exceed 30% of any outstanding issue or 1,515,000 shares, whichever is the lower amount.

Index to Financials

The company entered into two option commitments during 2011. The first grant date was on February 7, 2011 with an option for 300,000 shares at an exercise price of $0.35. The options carry a vesting schedule with 20% vesting on February 7, 2012 and an additional 20% vesting every six months thereafter. The optioned shares will fully vest after 36 months on February 7, 2014. The options will remain open for 10 years, expiring on February 7, 2021.

The second grant date is on December 15, 2011 with an option for 20,000 shares at an exercise price of $0.25. The options carry a vesting schedule with one-third of the total optioned shares becoming vested every 12 months. The optioned shares will fully vest after 36 months on December 15, 2014. The options will remain open for 5 years, expiring on December 15, 2016.

Method of Accounting and Assumptions

Stock options are valued under the fair value method of accounting using a Black-Scholes valuation model to measure stock option expense at the date of grant. All stock option grants have an exercise price equal to the fair market value of our common stock on the date of grant and have a 10-year term. The company does not backdate, re-price or grant stock-based compensation awards retroactively.

The Black-Scholes Value for each option granted is $0.120 and is amortized to expense over the vesting period of three years.

The weighted-average Black-Scholes fair value assumptions are as follows:

	Option Grant #1	Option Grant #2
Expected life	10 Years	5 Years
Risk free interest rate	3.68%	3.68%
Expected volatility	40.00%	40.00%
Current Stock Price	$0.25	$0.25
Exercise Price	$0.35	$0.25

Black-Sholes Value	$0.120	$0.101

The expected life is the period over which our employees are expected to hold their options. The risk free interest rate is based on the U.S. Treasury T-Bond rate at the grant date. Volatility reflects movements in the stock price over the most recent historical period equivalent to the expected life.

The option grant #1 shares will incur a compensation expense of $36,000 to be realized over 36 months beginning with the option grant date of February 7, 2011. Option grant #2 shares will incur a compensation expense of $2,020 over 36 months beginning with the December 15, 2011 grant date.

At June 30, 2012, there was $20,627.19 of total unrecognized compensation cost related to non-vested share-based compensation grants.

60,000 stock options were exercisable at June 30, 2012.

6.         ACCOUNTS RECEIVABLE

The Accounts Receivable balances and aging are significantly better than many service related companies. There are no significant Accounts Receivable balances that exceed 30 days.
	Aging Periods
	< 30 Days	30 to 60 Days	60 to 90 Days	Over 90 Days	Total A/R
As of 06-30-11	$47,924.19				$47,924.19
As of 06-30-12	$108,691.37	$280.95			$108,972.32

Index to Financials

SIGNIFICANT CLIENTS

Touchpoint Metrics, Inc. sells services to a broad range of clients under various terms. The mix of clients ranges from start-ups to Fortune 500 companies across multiple industries.

Sales are concentrated among a few large clients. For the six months ended June 30, 2011 and June 30, 2012, the percentage of sales and the concentration is as follows:

	06/30/11	06/30/12
Largest Client	50.97%	49.11%
Second Largest Client	14.85%	14.27%
Third Largest Client	9.40%	10.97%
Next three largest clients	17.13%	20.08%
All other clients	7.65%	5.57%
	100.00%	100.00%

During 2012, the company entered a consulting services agreement with mfifty, which is a related party, and the third largest client during the six months ended June 31, 2012.  The President of the company is also the owner of mfifty.  During the six months ended June 30, 2012, the company earned consulting revenues of $33,472 from this related party.

Touchpoint Metrics, Inc. has strong relationships with their clients and believes that they are credit worthy. Sales are made without collateral and the credit-related losses have been insignificant or non-existent. Accordingly, there is no provision made to include an allowance for doubtful accounts.

7.         OTHER ASSETS

Other assets are comprised of security deposits, prepaid expenses, capitalized software development costs and a significant investment in PetroPortfolio.

PetroPortfolio is an online media asset with a website and registered domain name (petroportfolio.com), newsletter, and a database of opt-in email subscribers.

The asset was purchased on July 16, 2007 in a stock trade with a related party. The asset had a valuation of $131,151 on the trade date. 262,032 restricted common shares valued at $0.50 per share were issued to complete the purchase.

The website and newsletter remained highly active until mid-2008. Macroeconomic events during this period created an adverse business climate, resulting in management’s decision to cease PetroPortfolio-related operations in late 2008, eliminating associated costs. PetroPortfolio remains an inactive asset at this time, and in management’s opinion, carrying costs are negligible.

The PetroPortfolio assets were reviewed for indicators of impairment. Three separate tests for recoverability were conducted, with analysis resulting in a $72,000 charge for impairment of the asset being incurred during the second quarter 2012.  These tests included 1) analysis of undiscounted future cash flows, 2) the fair market cost of recreating the assets, and 3) an analysis of costs to return the assets to their relative market position at the time operations ceased, based on management’s opinion. The resulting charge for impairment was based on management’s review of these analyses, and accurately represents management’s opinion of current value.

Index to Financials

8.         ACCOUNTS PAYABLE

Touchpoint Metrics, Inc. operates primarily on a pay as you go basis using minimal credit available through trade accounts.

	Aging Periods
	< 30 Days	30 to 60 Days	60 to 90 Days	Over 90 Days	Total A/P
As of 06-30-11	$10,306.46	$6,577.00	$2,660.00		$19,543.46
As of 06-30-12	$79,861.68	$6,015.97	$11,425.00		$97,302.65

There is no significant concentration of the vendors used by the company.

9.         CURRENT LIABILITIES

The current liabilities carried by the company are normal liabilities for continuing operations comprised primarily of payroll tax payable and credit card debt.

Payroll taxes are paid monthly as required by the IRS and the State of California.

Credit card debt is comprised of three corporate credit cards issued by American Express and First National Bank. Balances are generally paid each month.

The American Express credit card has a credit limit of $16,000 and incurs an interest rate of 15.24% Each of the First National Bank credit cards have a credit limit of $10,000 and incur and interest rate of 15.99% and 16.00%.

Each credit card requires a minimum monthly payment amount that will fluctuate depending on any balances carried into a billing period.

10.       LONG-TERM DEBT

The company entered into two long-term debt instruments during 2011.

A $100,000 CDN note was executed with Brad Holland, an 8.09% shareholder on September 16, 2011. The note is structured to incur a balloon payment of the principal and 4% APR non-compounding accrued interest. The maturity date of the note is September 16, 2014. The principal and accrued interest payable at maturity will be $112,000.

A $50,000 USD note was executed with McLellan Investment Corporation, an unrelated party, on September 7, 2011. The note is structured to incur a balloon payment of the principal and 4% APR non-compounding accrued interest. The maturity date of the note is September 7, 2014. The principal and accrued interest payable at maturity will be $56,000.

11.       INCOME TAXES

Touchpoint Metrics, Inc. has not made a provision for income taxes. The company posted a significant loss for the first and second quarters of 2012 and currently has a significant deferred tax asset primarily comprised of prior year losses.

Index to Financials

12.       NET INCOME PER COMMON SHARE

Basic net income per common share is net income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted net income per common share is calculated using the weighted average of common shares outstanding adjusted to include the effect that would occur if in-the-money employee stock options were exercised.

Options to purchase 600,000 shares were not included in the calculation of diluted earnings per common share because these options were out-of-the-money. Out-of-the-money options have an exercise price of $0.35.

The computations for basic and diluted net income per common share are as follows:
	June 30, 2012		June 30, 2011
	Income	Shares	Income	Shares
Net income	(369,797.83)		(209,469.54)
Dividends	0.00		0.00
Net income available for common shareholders	(369,797.83)	13,132,302.00	(209,469.54)	5,312,302.00
Basic net income per common share	(0.0280)		(0.0392)

Net income available for common shareholders	(369,797.83)		(209,469.54)
Dilutive securities:
Stock options		60,000.00		0.00
Diluted	(369,797.83)	13,192,302.00	(209,469.54)	5,312,302.00
Diluted net income per common share	(0.0280)		(0.0392)

13.       STOCK

Touchpoint Metrics, Inc. was capitalized through the sale of 5,312,302 shares of stock totaling $906,151. There are 30,000,000 shares authorized. 4,000,000 additional restricted sales were issued for $40,000 during 2011 and 3,820,000 additional restricted shares were issued for an additional $595,000 during the first two quarters of 2012, resulting in 13,132,302 shares issued and outstanding as of June 30, 2012.

14.       LEGAL

Touchpoint Metrics, Inc. has no known legal issues pending.

15.       RELATED PARTY TRANSACTIONS

The company has a related party transaction involving a significant shareholder. The nature and details of the transaction are described in Note 10. The company also has a related party transaction with its President, the nature, description and details of the transaction are described in Note 6.

IREMCO, a controlling shareholder, provides the company with office space on a month-to-month basis at no charge under a verbal agreement. The office space was vacant and not in use by IREMCO. This space provides the company with a foreign location and will be eliminated if IREMCO has a need for the space.

These related party transactions do not present any evidence of preferential treatment for either shareholder or the company.

16.       INTERNAL CONTROLS

Touchpoint Metrics, Inc. has well documented processes and procedures. The internal controls are comparable to a firm of like size and configuration. The company uses outside third party services to effect a good segregation of duties and controls.

Index to Financials

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Touchpoint Metrics, Inc.
San Francisco, California

We have audited the accompanying balance sheets of Touchpoint Metrics, Inc. (a California corporation) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010.  The results of its operations and its cash flows are in conformity with U.S. generally accepted accounting principles.

/s/ DAVID L. HILLARY, JR., CPA, CITP
David L. Hillary, Jr., CPA, CITP
Indianapolis, Indiana
February 15, 2012

Index to Financials

Touchpoint Metrics, Inc.
Balance Sheet as of December 31, 2011 and 2010

	2011		2010
ASSETS
Current Assets
Checking	$33,189.77		$1,819.88
Savings	$18,919.02		$166,051.62
Accounts Receivable	$61,218.08		$102,232.25
Total Current Assets	$113,326.87		$270,103.75

Fixed Assets
Computers & Hardware	$43,028.91		$40,553.05
Software	$38,645.98		$38,645.98
Equipment	$2,359.34		$2,359.34
Furniture	$31,730.60		$31,274.55
Leasehold Improvements	$95,608.48		$95,608.48
Land	$85,000.00		$85,000.00
Land Improvements	$4,000.00		$4,000.00
Accumulated Depreciation	$(139,919.00)		$(128,740.00)
Organization Costs	$1,377.19		$1,377.19
Accumulated Amortization	$(1,377.19)		$(1,377.19)
Total Fixed Assets	$160,454.31		$168,701.40

Other Assets
Prepaid Expenses	$11,995.34		$7,554.34
Investment in Petro Portfolio	$131,151.00		$131,151.00
Deposits	$3,474.00		$3,783.00
Total Other Assets	$146,620.34		$142,488.34

TOTAL ASSETS	$420,401.52		$581,293.49

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable	$47,359.16		$13,111.25
Credit Cards Payable	$22,893.37
Current Portion - Capital Lease			$8,713.00
Security Deposits	$2,300.00		$2,300.00
Notes Payable - Short-term	$3,000.00		$3,000.00
Payroll Liabilities	$1,452.20		$56.00
Total Current Liabilities	$77,004.73		$27,180.25
Long-Term Liabilities
Notes Payable	$50,500.00		$0.00
Notes Payable - Related Party	$101,000.00		$0.00
Total Long-Term Liabilities	$151,500.00		$0.00

Total Liabilities	$228,504.73		$27,180.25
Equity
Retained Earnings	$(352,037.76)		$(367,320.49)
Stock Options	$11,056.15	$
Common Stock, $0 par value, 30,000,000 shares authorized, 9,312,302 and 5,312,302 shares issued and outstanding at December 31, 2011 and 2010, respectively	$946,151.00		$906,151.00
Net Income	$(413,272.60)		$15,282.73
Total Equity	$191,896.79		$554,113.24

TOTAL LIABILITIES AND EQUITY	$420,401.52		$581,293.49

Index to Financials

Touchpoint Metrics, Inc.
Income Statement for the Years Ended December 31, 2011 and 2010

	2011	2010
Revenue
Consulting Services	$290,220.58	$124,877.00
Creative & Production Services	$46,980.00	$464,453.64
Research	$226,303.00	$442,066.50
Products & Other	$47,870.25	$50,992.26
Total Revenue	$611,373.83	$1,082,389.40

Cost of Goods Sold
Labor	$88,374.95	$111,180.94
Services	$90,348.93	$215,187.44
Products & Other	$63,150.31	$43,130.97
Total Cost of Goods Sold	$241,874.19	$369,499.35

Gross Profit	$369,499.64	$712,890.05

Expenses
Administrative Costs	$31,544.76	$28,335.68
Automobile Expense	$22,422.82	$33,281.50
Computers and Software	$21,987.38	$16,708.61
Contract Services	$89,040.74	$147,568.50
Insurance	$33,763.92	$26,087.97
Marketing and Promotion	$32,324.39	$56,529.90
Professional Fees	$45,474.77	$23,471.94
Rent	$27,218.96	$76,653.84
Repairs and Maintenance	$621.37	$16,271.02
Salaries and Wages	$439,601.16	$228,287.21
Taxes	$4,362.94	$3,602.64
Travel Expenses	$25,892.05	$34,563.87
Utilities	$9,034.35	$9,951.22
Total Expenses	$783,289.61	$701,313.90

Net Operating Income	$(413,789.97)	$11,576.15

Other Income/Expense
Other Income	$517.37	$3,706.58
Total Other Income/Expense	$517.37	$3,706.58

Net Income	$(413,272.60)	$15,282.73

Net Income per Common Share
Weighted common shares outstanding	$5,343,585	$5,312,302
Basic net income per common share	$(0.077)	$0.003
Dilutive securities	$0	$0
Diluted net income per common share	$(0.077)	$0.003

Index to Financials

Touchpoint Metrics, Inc.
Statement of Common Shareholders’ Equity for the Years Ended December 31, 2011 and 2010

	2011		2010
	Shares	Amount	Shares	Amount

Common Stock, beginning of year	5,312,302	$906,151	5,312,302	$906,151
Common Stock Issued	4,000,000	$40,000
Stock-based compensation expense		$20,000
Balance, end of year	9,312,302	$966,151	5,312,302	$906,151

Retained Earnings Balance, beginning of year		$(352,038)		$(367,320)
Net income		$(413,273)		$15,283
Retained Earnings Balance, end of year		$(765,310)		$(352,038)

Total Common Shareholders’ Equity		$200,841		$554,113

Index to Financials

Touchpoint Metrics, Inc.
Statement of Cash Flows for the Years Ended December 31, 2011 and 2010

	2011	2010
OPERATING ACTIVITIES
Net Income	$(413,272.60)	$15,282.73
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	$41,014.17	$28,853.19
Accounts Payable	$34,247.91	$(36,855.33)
Notes Payable - Short-term		$(14,500.00)
Credit Card Expenses	$22,893.37
Capital Lease - Short-term	$(8,713.00)	$(2,063.00)
Payroll Liabilities	$1,396.20	$(12,127.50)
Net cash provided by operating activities	$(322,433.95)	$(21,409.91)

INVESTING ACTIVITIES
Capital Purchases	$(2,931.91)	$(1,406.10)
Accumulated Depreciation	$11,179.00	$12,790.00
Deposits	$309.00	$(3,474.00)
Prepaid Expenses	$(4,441.00)
Net cash provided by investing activities	$4,115.09	$7,909.90

FINANCING ACTIVITIES
Notes Payable - Long-term	$50,500.00	$-
Notes Payable - Long-term, Related Party	$101,000.00	$-
Capital Lease - Long-term		$(8,713.00)
Stock Options	$11,056.15
Common Stock	$40,000.00
Net cash provided by financing activities	$202,556.15	$(8,713.00)

Net cash increase for period	$(115,762.71)	$(22,213.01)
Cash at beginning of period	$167,871.50	$190,084.51
Cash at end of period	$52,108.79	$167,871.50

Index to Financials

Touchpoint Metrics, Inc.
Notes to Financial Statements
December 31, 2011 and 2010

1.         NATURE OF ORGANIZATION

Touchpoint Metrics, Inc. is a for profit corporation established under the corporation laws in the State of California, United States of America on December 14, 2001. The corporation operated as The Innes Group, Inc., dba MCorp Consulting until filing a Certificate of Amendment to the Articles of Incorporation renaming the company Touchpoint Metrics, Inc., effective October 18, 2011.

Touchpoint Metrics, Inc. maps and improves the touch points between organizations and their customers. Their focus assists companies improve business performance by measuring and transforming the ways they interact with customers.

Touchpoint Metrics, Inc. services a wide variety of industries and customer size.

2.         SIGNIFICANT ACCOUNTING POLICIES

The financial statements of Touchpoint Metrics, Inc. are presented on the accrual basis. The significant accounting policies followed are described below to enhance the usefulness of the financial statements to the reader.

The preparation of financial statements is in conformity with accounting principles generally accepted in the United States of America, This requires management to make estimates and assumptions that affect the reported amounts and disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS, AND CREDIT RISK

Cash and cash equivalents are comprised of highly liquid investments with original maturity dates of less than three months that are not reported as investments. While Touchpoint Metrics, Inc. may maintain cash and cash equivalents in bank deposit accounts, which at times exceed Federal Deposit Insurance Corporation insured limits, they have not experienced any losses in such accounts.

Portions of the bank deposit accounts are held in Canadian banks on a Canadian and US Dollar basis. The balances in these accounts at times exceed Canada Deposit Insurance Corporation insured limits. They have not experienced any losses in these accounts.

Management believes it is not exposed to any significant credit risk on cash and cash equivalents.

INVESTMENTS

Touchpoint Metrics, Inc. reports marketable investments at published market or fair value with gains and losses reported in the income statements.

For investments without a readily available market, valuation is recorded at historical cost and tested for impairment as of each reporting period.

Index to Financials

DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES

Effective July 1, 2009, Touchpoint Metrics, Inc. adopted Accounting Standards Codification Topic 820, Fair Value Measurements (ASC 820). ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy, which requires Touchpoint Metrics, Inc. to maximize the use of observable inputs and minimize the use of observable inputs and minimize the use of unobservable inputs, when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1                      Quoted prices in active markets for identical assets or liabilities.

Level 2                      Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3                      Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying financial statements, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash and Cash Equivalents

The carrying amounts approximate Level 1 fair value.

Petro Portfolio Investment

The Petro Portfolio investment is stated at Level 3 historical cost.

Property, Improvements, and Depreciation

Property and equipment are stated at cost or estimated historical cost through appraisal. Betterments, renewals, and extraordinary repairs over $1,000 that extend the life of the assets are capitalized; other repairs and maintenance are expensed.

The cost and accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized as other income or expense. Depreciation and amortization is computed on various methods as follows:

Depreciable Asset Class	Method	Depreciable Life
Software Design & Development	Straight Line	3-Years
Organization Costs	Straight Line	3-Years
Real Property Improvements	150 DB HY	15-Years
Computer Equipment	200 DB HY	5-Years
Furniture and Fixtures	200 DB HY	7-Years
Leasehold Improvements	Straight Line	15-Years
Machinery and Equipment	200 DB HY	7-Years

Index to Financials

REVENUES AND EXPENSES

Revenues are traditionally derived from consultation and research engagements. Consultation and research engagements normally span a period of 45 to 120 days in duration and may be fixed price, or time and materials engagements. Other revenue is earned from reimbursable expense revenues that are incidental to the consultation and research efforts. Those project related expenses consist of costs incurred by the company on behalf of the customer. This will generally consist of travel costs or products and services purchased as a convenience for the customer.

The company enters into engagements with one of two contracted payment arrangements. The contracts call for a deposit to be made at the time of contract signing and payment as project milestones are achieved or no deposit and payment as project milestones are achieved.

For engagements where a deposit is received, the company reports the deposit amount as unearned revenue on the balance sheet. Revenue is recognized and reported as project milestones are achieved. The revenue for production and product sales are recognized as incurred.

Time and material engagements are not common for the company, but when such an engagement is entered into, contractual terms are arranged that provide for the company to submit periodic invoices to the customer as per the contract terms for the time and materials used during the period for the customer’s benefit. The contracts will generally specify the rate for specific types of functions to be performed.

The company has added SaaS (Software as a Service) technology to its offerings. SaaS is a subscription based offering that includes nonrefundable setup fees, subscription fees, professional services, and consulting fees related to implementation, customization, configuration, training, and other value added services. The company accounts for multiple-element arrangements by following ASC 605-25, Revenue Recognition: Multiple-Element Arrangements, as amended by Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements. At the inception of the arrangement, and again as each element is delivered, the company evaluates all deliverables in the offering to determine whether they represent separate units of accounting based on the following criteria: 1) the items have value to the customer on a standalone basis and 2) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item or items is considered probable and substantially in the control of the company.

The guidance of SEC Codification of Staff Accounting Bulletins Topic 13(A)(3)(f) is followed in accounting for nonrefundable setup fees.  Each of the revenue areas relating to the SaaS offering may or may not be sold as part of a sale to a customer, with the exception of the nonrefundable set-up fee and SaaS technology subscription. Each of the items, except for the set-up fee and SaaS technology subscription, can and often are sold separately and will have value to a customer on a standalone basis. The nonrefundable set-up fee and the SaaS subscription are the only two revenue streams that do not exist without each other. The subscription and services provided are essential to the customer receiving the expected benefit of the set-up fee.  Therefore, the set-up fee is earned and recognized as the related services are delivered and performed over the term of the subscription.

The SaaS subscriptions are sold with three payment options. The subscription can be paid annually, quarterly, or monthly and are all payable prior to services being provided. The company determines fair value for the individual elements in these arrangements as the estimated relative selling price charged for each individual element when sold on a standalone basis.

Index to Financials

As payments are received for any of the subscription options, the revenue is reported as unearned revenue on the balance sheet and recognized at the end of each monthly period as service is provided.  The company measures and allocates the arrangement consideration to the individual elements based on the relative estimated selling price of each item as sold on a standalone basis.

The non-refundable setup fees are recognized over the term of the initial subscription period. The professional services and consulting fees included in the offering follow the same revenue recognition process as the consultation and research services.

Subscription agreements provide service-level commitments of 99.5% uptime per period, excluding scheduled maintenance and any unavailability caused by defined circumstances beyond reasonable control. Failure to meet this availability commitment requires a credit to qualifying customers equal to the value of the time unavailable, up to a maximum of one month of subscription fees. Reserves equal to the maximum potential credits are recorded on the balance sheet and are treated as a reduction in revenue.

Revenue is recorded net of applicable sales, use, and excise taxes.

Expenses are reported in accordance with accrual basis accounting. Direct labor and materials for consulting or research projects are reported as Work-In-Process on the balance sheet until the associated revenue is recognized. The indirect costs are considered immaterial and are reported as selling, general, and administrative expenses.

Certain software costs for the development and delivery of the SaaS services are capitalized when the preliminary project stage is completed and it is probable that the software will be used as intended.  Capitalized costs include only direct external costs of materials and services as well as compensation and benefits for employees directly associated with the software project.

3.         PROPERTY AND IMPROVEMENTS

Property and improvements consist of:

	December 31,
	2010	2011
Computers & Hardware	$40,553.05	$43,028.91
Software Design & Development	$38,645.98	$38,645.98
Equipment	$2,359.34	$2,359.34
Furniture & Fixtures	$31,274.55	$31,730.60
Leasehold Improvements	$95,608.48	$95,608.48
Intangible Assets	$1,377.19	$1,377.19
Real Estate Improvements	$4,000.00	$4,000.00
Real Estate (Land)	$85,000.00	$85,000.00
Total Property and Improvements	$298,818.59	$301,750.50
Less: Accumulated Depreciation	$(130,117.19)	$(141,296.19)
Net Property and Improvements	$168,701.40	$160,454.31

4.         INVENTORY

Touchpoint Metrics, Inc. does not carry any inventory. All products are purchased and resold on an as needed basis.

Index to Financials

5.         STOCK-BASED COMPENSATION

The Touchpoint Metrics, Inc. stock-based compensation program is designed to attract and retain high quality employees while aligning employees’ interests with the interests of the shareholders.

The program was established in 2008. Plan Shares cannot exceed 30% of any outstanding issue or 1,515,000 shares, whichever is the lower amount.

The company entered into two option commitments during 2011. The first grant date was on February 7, 2011 with an option for 300,000 shares at an exercise price of $0.35. The options carry a vesting schedule with 20% becoming vested on February 7, 2012 and an additional 20% vesting every six months thereafter. The optioned shares will fully vest after 36 months on February 7, 2014. The options will remain open for 10 years, expiring on February 7, 2021.

The second grant date is on December 15, 2011 with an option for 20,000 shares at an exercise price of $0.25. The options carry a vesting schedule with one-third of the total optioned shares becoming vested every 12 months. The optioned shares will fully vest after 36 months on December 15, 2014. The options will remain open for 5 years, expiring on December 15, 2016.

Method of Accounting and Assumptions

Stock options are valued under the fair value method of accounting using a Black-Scholes valuation model to measure stock option expense at the date of grant. All stock option grants have an exercise price equal to the fair market value of our common stock on the date of grant and have a 10-year term. The company does not backdate, re-price or grant stock-based compensation awards retroactively.

The Black-Sholes Value for each option granted is $0.120 and is amortized to expense over the vesting period of three years.

The weighted-average Black-Scholes fair value assumptions are as follows:

	Option Grant #1	Option Grant #2
Expected life	10 Years	5 Years
Risk free interest rate	3.68%	3.68%
Expected volatility	40.00%	40.00%
Current Stock Price	$0.25	$0.25
Exercise Price	$0.35	$0.25

Black-Sholes Value	$0.120	$0.101

The expected life is the period over which our employees are expected to hold their options. The risk free interest rate is based on the U.S. Treasury T-Bond rate at the grant date. Volatility reflects movements in the stock price over the most recent historical period equivalent to the expected life.

The option grant #1 shares will incur a compensation expense of $36,000 to be realized over 36 months beginning with the option grant date of February 7, 2011. Option grant #2 shares will incur a compensation expense of $2,020 over 36 months beginning with the December 15, 2011 grant date.

At December 31, 2011, there was $26,963.85 of total unrecognized compensation cost related to non-vested share-based compensation grants.

No stock options were exercisable at December 31, 2011.

Index to Financials

6.         ACCOUNTS RECEIVABLE

The Accounts Receivable balances and aging are significantly better than many service related companies. There are no Accounts Receivable balances that exceed 45 days.

	Aging Periods
	< 30 Days	30 to 60 Days	60 to 90 Days	Over 90 Days	Total A/R
2010	$102,232.25				$102,232.25
2011	$13,379.83	$47,838.25			$61,218.08

SIGNIFICANT CLIENTS

Touchpoint Metrics, Inc. sells services to a broad range of clients under various terms. The mix of clients ranges from start-ups to Fortune 500 companies across multiple industries.

Sales are concentrated among a few large clients. For the years ended 2010 and 2011, the percentage of sales and the concentration is as follows:

	2011	2010
Largest client	35.82%	43.53%
Second largest client	18.33%	24.07%
Third largest client	12.15%	7.25%
Next three largest clients	25.00%	22.93%
All other clients	8.70%	2.22%
	100.00%	100.00%

Touchpoint Metrics, Inc. has strong relationships with their clients and believes that they are credit worthy. Sales are made without collateral and the credit-related losses have been insignificant or non-existent. Accordingly, there is no provision made to include an allowance for doubtful accounts.

7.         OTHER ASSETS

Other assets are comprised of security deposits, prepaid expenses, and a significant investment in Petro Portfolio.

Petro Portfolio is an online media asset with a website and registered domain name (petroportfolio.com), newsletter, and a database of approximately 80,000 registered subscribers.

The asset was purchased on July 16, 2007 in a stock trade with a related party. The asset had a valuation of $131,151 on the trade date. 262,032 restricted common shares valued at $0.50 per share were issued to complete the purchase.

The website and newsletter remained highly active until mid-2008. Economic events during this period caused a decline in subscriber membership and a decision was reached to restrict continued expense and effort until economic conditions improve and subscriber interest is revitalized.

Management believes that a modest increase in resources allocated to the website and newsletter when economic conditions improve, the company will recognize income streams in excess of $100,000 annually.

There does not appear to be any impairment to the asset as compared to similar types of informational websites and newsletters. The cost to produce an equivalent website, newsletter format, and subscriber database would exceed the current historical book value.

Index to Financials

8.         ACCOUNTS PAYABLE

Touchpoint Metrics, Inc. operates primarily on a pay as you go basis using minimal credit available through trade accounts.

	Aging Periods
	< 30 Days	30 to 60 Days	60 to 90 Days	Over 90 Days	Total A/P
2010	$13,111.25				$13,111.25
2011	$36,578.23	$5,892.93	$1,300.00	$3,588.00	$47,359.16

The over 90 Days accounts are primarily due to incomplete delivery of the final product or service. As a percentage of total expenses, the outstanding balances are insignificant and immaterial to the operations.

There is no significant concentration of the vendors used by the company.

9.         CURRENT LIABILITIES

The current liabilities carried by the company are normal liabilities for continuing operations comprised primarily of payroll tax payable and credit card debt.

Payroll taxes are paid monthly as required by the IRS and the State of California.

Credit card debt is comprised of three corporate credit cards issued by American Express and First National Bank. Balances are generally paid each month.

The American Express credit card has a credit limit of $16,000 and incurs an interest rate of 15.24% Each of the First National Bank credit cards have a credit limit of $10,000 and incur and interest rate of 15.99% and 16.00%.

Each credit card requires a minimum monthly payment amount that will fluctuate depending on any balances carried into a billing period.

10.       LONG-TERM DEBT

The company entered into two long-term, non-convertible debt instruments during 2011.

A $100,000 CDN note was executed with Brad Holland, an 8.09% shareholder on September 16, 2011. The note is structured to incur a balloon payment of the principal and 4% APR non-compounding accrued interest. The maturity date of the note is September 16, 2014. The principal and accrued interest payable at maturity will be $112,000.

A $50,000 USD note was executed with McLellan Investment Corporation, an unrelated party, on September 7, 2011. The note is structured to incur a balloon payment of the principal and 4% APR non-compounding accrued interest. The maturity date of the note is September 7, 2014. The principal and accrued interest payable at maturity will be $56,000.

Index to Financials

11.       INCOME TAXES

Touchpoint Metrics, Inc. has not made a provision for income taxes. The company posted a significant loss for 2011 and currently has a significant deferred tax asset primarily comprised of prior year losses.

Income before income taxes	$(413,273)

Provision for income taxes
Current: U.S. Federal	$0
State	$0
$0
Deferred: U.S. Federal	$144,646
State	$36,533
$181,179
$181,179

Tax rate reconciliation
U.S. Federal statutory tax rate	35.00%
State income tax, net of U.S. Federal tax benefit	8.84%
Annual Tax Rate	43.84%

Deferred tax assets
Prepaid Expenses	$11,995
Net carryforwards	$339,311
Stock-based compensation	$52,000
Net Deferred Tax Assets	$403,306

12.       NET INCOME PER COMMON SHARE

Basic net income per common share is net income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted net income per common share is calculated using the weighted average of common shares outstanding adjusted to include the effect that would occur if in-the-money employee stock options were exercised.

Options to purchase 600,000 shares were not included in the calculation of diluted earnings per common share because these options were out-of-the-money. Out-of-the-money options have an exercise price of $0.35.

The computations for basic and diluted net income per common share are as follows:

	2011		2010
	Income	Shares	Income	Shares
Net income	$(413,273)		$15,283
Dividends	$0		$0
Net income available for common shareholders	$(413,273)	5,343,585	$15,283	5,312,302
Basic net income per common share	$(0.077)		$0.003

Net income available for common shareholders	$(413,273)		$15,283
Dilutive securities:
Stock options		0		0
Diluted	$(413,273)	5,343,585	$15,283	5,312,302
Diluted net income per common share	$(0.077)		$0.003

Index to Financials

13.       STOCK

Touchpoint Metrics, Inc. was capitalized through the sale of 5,312,302 shares of stock totaling $906,151. There are 30,000,000 shares authorized. 4,000,000 additional restricted shares were issued for an additional $40,000 during 2011 resulting in 9,312,302 shares issued and outstanding as of December 31, 2011.

14.       LEGAL

Touchpoint Metrics, Inc. has no known legal issues pending.

15.       RELATED PARTY TRANSACTIONS

The company has a related party transaction involving a significant shareholder. The nature and details of the transaction are described in Note 10.

IREMCO, a controlling shareholder, provides the company with office space on a month-to-month basis at no charge under a verbal agreement. The office space was vacant and not in use by IREMCO. This space provides the company with a foreign location and will be eliminated if IREMCO has a need for the space.

Neither of the related party transactions presents any evidence of preferential treatment for either shareholder or the company.

16.       INTERNAL CONTROLS

Touchpoint Metrics, Inc. has well documented processes and procedures. The internal controls are comparable to a firm of like size and configuration. The company uses outside third party services to effect a good segregation of duties and controls.

17.       SUBSEQUENT EVENTS

On January 4, 2012, Touchpoint Metrics, Inc. issued an additional 3,820,000 restricted shares for an additional $595,000 under a private placement memorandum. The total shares issued and outstanding on that date were 13,132,302.

During January and February 2012, Touchpoint Metrics, Inc. is undergoing final planning to file Form S-1 with the Securities and Exchange Commission to register the shares.

18.       GOING CONCERN

The accompanying financial statements and notes have been prepared assuming that Touchpoint Metrics, Inc. will continue as a going concern.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$218.67
Printing Expenses	1,781.33
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	25,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	3,000.00
TOTAL	$40,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Sixth Article of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2.	Article VI of the Amended and Restated Bylaws of the company, filed as Exhibit 3.3 to the Registration Statement.

3.	California Corporations Code 317.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended, as follows:

On April 14, 2006, we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of services rendered valued at $1,500.00.  The shares of common stock were issued to Michael Hinshaw, our president pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.

On April 14, 2006, we issued 1,000,000 restricted shares of common stock to two (2) individuals and three (3) companies in consideration of $250,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On April 27, 2007, we issued 1,050,000 restricted shares of common stock to two (2) individual and three (3) companies in consideration of $525,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On July 16, 2007, we issued 262,302 restricted shares of common stock to International Resource Management Corp. in consideration of certain assets (a media property including the domain name petroportfolio.com) owned by International Resource Management Corp. We valued the assets at $131,151.00 .  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On December 6, 2011 we issued 3,000,000 restricted shares of common stock to Michael Hinshaw, our president, in consideration of $30,000.00.  The shares of common stock were issued to Michael Hinshaw, our president pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  Mr. Hinshaw is a sophisticated investor and had access to the same information that can be found in Part I of a Form S-1 registration statement.

On December 6, 2011, we issued 1,000,000 restricted shares of common stock to two (2) companies in consideration of $10,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On January 4, 2012, we issued 2,300,000 restricted shares of common stock to fifty-eight (58) individuals and three (3) companies in consideration of $575,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On January 24, 2012, we issued 1,500,000 restricted shares of common stock to one (1) company in consideration of $15,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On April 20, 2012, we issued 20,000 restricted shares of common stock to one (1) individual in consideration of $5,000.00.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

ITEM 16.       EXHIBITS.

The following exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation (12/14/2001).	S-1	4/25/12	3.1

3.2	Amended Articles of Incorporation (4/08/2006).	S-1	4/25/12	3.2

3.3	Amended Articles of Incorporation (10/17/2011).	S-1	4/25/12	3.3

3.4	Amended and Restated Bylaws.	S-1	4/25/12	3.4

4.1	Specimen Stock Certificate.	S-1	4/25/12	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the securities being registered.	S-1	4/25/12	5.1

10.1	Lease Agreement for San Anselmo office.	S-1	4/25/12	10.1

10.2	Lease Agreement for North Carolina office.	S-1	4/25/12	10.2

10.3	Lease Agreement for San Francisco office.	S-1	4/25/12	10.3

10.4	Deed covering Lake County Real Property.	S-1	4/25/12	10.4

10.5	Stock Option Plan.	S-1	4/25/12	10.5

10.6	Promissory Note – McLellan Investment Corporation.	S-1/A	7/24/12	10.6

10.7	Promissory Note – Brad Holland.	S-1/A	7/24/12	10.7

10.8	Employment Agreement – Lynn Davison.				X

10.9	Services Agreement with mfifty.				X

23.1	Consent of Hillary CPA Group, Independent Registered Public Accounting Firm.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.	S-1	4/25/12	23.2

ITEM 17.       UNDERTAKINGS.

A.           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)        include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, California on September 11, 2012.

TOUCHPOINT METRICS, INC.
(the “Registrant”)

BY:	MICHAEL HINSHAW
Michael Hinshaw
President, Principal Executive Officer, Treasurer, Principal Financial Office, Principal Accounting Officer and a member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

MICHAEL HINSHAW	President, Principal Executive Officer,	September 11, 2012
Michael Hinshaw	Treasurer, Principal Financial Officer, Principal Accounting Officer and a Director

ASHLEY GARNOT	Director	September 11, 2012
Ashley Garnot

EXHIBIT INDEX

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation (12/14/2001).	S-1	4/25/12	3.1

3.2	Amended Articles of Incorporation (4/08/2006).	S-1	4/25/12	3.2

3.3	Amended Articles of Incorporation (10/17/2011).	S-1	4/25/12	3.3

3.4	Amended and Restated Bylaws.	S-1	4/25/12	3.4

4.1	Specimen Stock Certificate.	S-1	4/25/12	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the securities being registered.	S-1	4/25/12	5.1

10.1	Lease Agreement for San Anselmo office.	S-1	4/25/12	10.1

10.2	Lease Agreement for North Carolina office.	S-1	4/25/12	10.2

10.3	Lease Agreement for San Francisco office.	S-1	4/25/12	10.3

10.4	Deed covering Lake County Real Property.	S-1	4/25/12	10.4

10.5	Stock Option Plan.	S-1	4/25/12	10.5

10.6	Promissory Note – McLellan Investment Corporation.	S-1/A	7/24/12	10.6

10.7	Promissory Note – Brad Holland.	S-1/A	7/24/12	10.7

10.8	Employment Agreement – Lynn Davison.				X

10.9	Services Agreement with mfifty.				X

23.1	Consent of Hillary CPA Group, Independent Registered Public Accounting Firm.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.	S-1	4/25/12	23.2